Exhibit 10.31

LEASE AGREEMENT

Between

iSTAR SCC DISTRIBUTION CENTERS LLC,

as Landlord

and

SOLO CUP OPERATING CORPORATION

and

SF HOLDINGS GROUP, INC.

and

SOLO CUP COMPANY,

jointly and severally

as Tenant

Dated as of June 27, 2007

i

EXHIBITS:

A-1	LEGAL DESCRIPTIONS FOR ALL SITES - REAL ESTATE

A-2	IMPROVEMENTS

B-1	EQUIPMENT – LANDLORD

B-2	TENANT’S PROPERTY

C	CERTAIN PERMITTED ENCUMBRANCES

D	FORM OF SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

E	FAIR MARKET VALUE DETERMINATION FOR PREMISES OR ANY SITE

F	CONDEMNATION/TOTAL CASUALTY SITE PRICES

G	FIXED RENT REDUCTION/CALCULATED SITE PRICE PERCENTAGE FOR EACH SITE

ii

THIS LEASE AGREEMENT, is made and entered into as of the date set forth in the Basic Lease Information (this lease agreement, together with all amendments and supplements hereto, this “Lease”), by and between iStar SCC Distribution Centers LLC, a Delaware limited liability company with offices c/o iStar Financial Inc., 1114 Avenue of the Americas, 38th Floor, New York, New York 10036 (together with any successor or assigns, hereinafter called the “Landlord”) and Solo Cup Operating Corporation, a Delaware corporation, SF Holdings Group, Inc., a Delaware corporation, and Solo Cup Company, a Delaware corporation, each having an address at 1700 Old Deerfield Road, Highland Park, Illinois 60035 (together with any successor or assign permitted by this Lease, hereinafter collectively called the “Tenant”).

1.	DEFINITIONS

Capitalized terms used herein shall have the following meanings for all purposes of this Lease and shall be equally applicable to both the singular and plural forms of the terms herein defined.

“Additional Rent” means all amounts, liabilities and obligations other than Fixed Rent which Tenant assumes or agrees to pay under this Lease to Landlord or others.

“Adjustment Date” is defined and shall have the meaning specified in the Basic Lease Information.

“Affiliates” means Persons (other than individuals) Controlled by, Controlling, or under Common Control with another Person. Unless otherwise specified, all references herein to an “Affiliate” or to “Affiliates” shall refer to an Affiliate or Affiliates of the Tenant. For purposes hereof, an Affiliate of any of the Persons which then comprise the Tenant hereunder shall be deemed to be an Affiliate of the Tenant (regardless of whether such Person is an Affiliate of all of the Persons which then comprise the Tenant hereunder).

“Alternative Credit Rating Agency” means if either or both of S & P and Moody’s no longer exist or no longer assign Credit Ratings, such other nationally recognized statistical credit rating agency designated by Landlord, acting in its sole discretion.

“Appraisal Report” is defined in paragraph 30(b) of this Lease.

“Basic Lease Information” means the page(s) preceding this Lease which are hereby incorporated by reference.

“Business Days” or “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Illinois or is a day on which banking institutions located in such state are closed.

“Calculated Site Price” means at any time for each Site the product of (A) such Site’s percentage set forth on Exhibit G multiplied by (B) the annualized Fixed Rent for the Premises as of the date of a EAP Notice further multiplied by (C) 11.12.

“Calendar Quarter” means each 3 month calendar period commencing on the first day of each of January, April, July and October.

“Capital Expenditures” is defined in paragraph 31(a) of this Lease.

“Capital Expenditure Waiver Test” is defined in paragraph 31(c) of this Lease.

“Casualty Repair” is defined in paragraph 10 of this Lease.

“Casualty” means any damage or destruction caused to any Site by any reason, including fire.

“Casualty Threshold” is defined in paragraph 10 of this Lease.

“Claims” shall mean Liens (including lien removal and bonding costs), liabilities, obligations, civil or criminal damages, losses, demands, penalties, assessments, payments, fees of Mortgagee, fines, penalties, taxes, claims, actions, causes of action, suits, judgments, settlements, costs, expenses and disbursements (including legal fees and disbursements incurred and expenses and costs of investigation and environmental remedial action) of any kind and nature whatsoever, including interest that may accrue on any of the foregoing.

“Commencement Date” is defined and shall have the meaning specified in the Basic Lease Information.

“Consolidated EBITDAR” means, for any period, for the Tenant and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Tenant and its Subsidiaries for such period, (iii) the amount of depreciation and amortization expense, (iv) all non cash impairment charges (to the extent not captured in amortization), (v) all underfunded pension expenses to the extent constituting non-cash charges, (vi) other non-cash non recurring expenses of the Tenant and its Subsidiaries which do not represent a cash item in such period or any future period, (vii) non cash expenses resulting from the grant of stock and stock options and other compensation to management personnel of the Tenant and its Subsidiaries pursuant to a written plan or agreement or the treatment of such options under variable plan accounting, (viii) all non–cash expenses attributable to minority interests in Subsidiaries, (ix) losses from sales of assets and foreign currency translations, (x) all of Tenant’s operating rent, including the annual Fixed Rent then payable under this Lease, and (xi) other non-recurring and one-time cash items not to exceed $5 million in any fiscal year of Tenant, and minus (b)(i) gains from sales of assets and foreign currency translations to the extent included in calculating such Consolidated Net Income for such period, (ii) interest income to the extent included in calculating such Consolidated Net Income for such period and (iii) all non cash items increasing Consolidated Net Income for such period. Consolidated EBITDAR shall be calculated on a pro forma basis for acquisitions and divestitures.

“Consolidated Interest Charges” means, for any period, for the Tenant and its Subsidiaries on a consolidated basis, the sum of (a) all interest expense, premium payments, debt discount, fees, charges and related expenses of the Tenant and its Subsidiaries in connection with borrowed money or in connection with the deferred purchase price of property acquired or services rendered, in each case to the extent treated as interest expense in accordance with GAAP and (b) the portion of rent expense of the Tenant and its Subsidiaries with respect to such period under capital lease obligations that is treated as interest expense in accordance with GAAP.

“Consolidated Net Income” means, for any period, for the Tenant and its Subsidiaries on a consolidated basis, the net income of the Tenant and its Subsidiaries (excluding extraordinary gains but including extraordinary losses) for that period.

“Consumer Price Index” means the Consumer Price Index-U.S. City Average for All Urban Consumers (all items) (1982–84=100) prepared by the Bureau of Labor Statistics of the United States Department of Labor. If such Consumer Price Index shall no longer be published with a base year of 1982–84=100, Landlord shall compute, by reference to data available from such Bureau of Labor Statistics, the actual percentage increase in consumer prices during the period or periods in question. If said Consumer Price Index shall cease to be published, Landlord shall use the most comparable index published by the United States Government. Where the Consumer Price Index is required for a given month, and if the Consumer Price Index is not published for such month, then the Consumer Price Index published for the month closest and prior to the designated month shall be used.

“Control” (including with correlative meanings, the terms “Controlling,” “Controlled by” and “under Common Control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contracts or otherwise.

“Corporate Capital Expenditures” is defined in paragraph 31(a) of this Lease.

“Corporate Control Event” means any of the following: (i) a merger or consolidation of Tenant with another entity (other than any merger or consolidation of Tenant with any entity which then also constitutes a Tenant hereunder or which is a Subsidiary of Tenant), (ii) the sale of all or substantially all the assets of Tenant to any party (other than any party which then also constitutes a Tenant hereunder or which is a Subsidiary of Tenant), (iii) any one Person (other than an entity which then constitutes a Tenant hereunder or a Subsidiary of Tenant) acquiring, directly or indirectly, fifty percent (50%) or more of publicly traded common stock, voting securities or economic benefits and burdens (including distributions) of Tenant within any twelve month period, or (iv) a change in the power to appoint more than 50% of Tenant’s Board of Directors, or (v) any other change in Control of Tenant that results in Persons which, immediately prior to such change, did not have Control of Tenant obtaining Control of Tenant (unless any such Person(s) so obtaining Control of Tenant also then constitute a Tenant hereunder or a Subsidiary of Tenant).

“Credit Rating” means the corporate debt rating issued by S&P and Moody’s or if either or both no longer exist or no longer issue ratings then, for either or both as so applicable, an Alternative Credit Rating Agency. All references to specific levels of a Credit Rating mean such rating with a “stable” or “positive” outlook, but in the event that any such rating is issued with a “negative” outlook or “on watch” associated with such rating, then, for purposes hereof, the applicable Credit Rating shall be the rating that is immediately below the credit rating issued with such negative outlook or on watch (for example, but not limitation, if S&P has at any time issued a corporate credit rating for a Person of BBB- with a negative outlook, then the Credit Rating of such Person for purposes of this Lease shall be deemed to be BB+ at such time).

“Debt” of any Person shall mean as at the date when any determination thereof is being made or to be made and in respect of all: (A) indebtedness of such Person for borrowed money; (B) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (C) obligations, other than inter-company items, of such Person to pay the deferred purchase price of property or services under conditional sales or other similar agreements relating to property purchased by such Person to the extent of the value of such property (other than customary retentions or reservations under agreements with suppliers entered into in the ordinary course of business) which provide for the deferral of payment of the purchase price for a period in excess of one year following the date of receipt and acceptance of the complete delivery of such property and/or services; (D) obligations of such Person as tenant under leases which obligations are, in accordance with GAAP, recorded as capital lease obligations, but excluding all obligations of Tenant or its Affiliates under or in any manner relating to this Lease, regardless of their treatment under GAAP; and (E) obligations of such Persons under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, indebtedness or obligations of others of the kinds referred to in clauses (A) through (D) above. Debt shall not, however, include undrawn or stand-by letters of credit issued on account of any Person. Whenever any determination of the amount of Debt is required or permitted to be, or is otherwise being or to be, made for any purpose under this Lease, the amount of any such Debt denominated in any currency other than United States dollars shall be calculated at the US dollar equivalent of such Debt as at the date when such determination of the amount of debt is being or to be made, except that, if all or any portion of the principal amount of any such Debt which is payable in a currency other than United States dollars is hedged into United States dollars, the principal amount of such hedged Debt, or the hedged portion thereof, shall be deemed to be equal to the amount of United States dollars specified in, or determined pursuant to, the applicable hedging contract.

“EAP” is defined in paragraph 30(a) of this Lease.

“EAP Notice” is defined in paragraph 30(a) of this Lease.

“EAP Sale” is defined in paragraph 30(a) of this Lease.

“EAP Substitution” is defined in paragraph 30(a) of this Lease.

“EAP Undertaking” is defined in paragraph 30(b)(xi) of this Lease.

“Eligibility Requirements” means with respect to any Person, that such Person has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000.

“Environmental Laws” is defined in paragraph 26(b) of this Lease.

“Environmental Reports” is defined in paragraph 26(c) of this Lease.

“Equipment – Landlord” means the equipment described or listed on Exhibit B-1.

“Equipment – Tenant” means the equipment described or listed on Exhibit B-2.

“Event of Default” is defined in paragraph 15 of this Lease.

“Excluded Expenses” is defined in paragraph 5(b) of this Lease.

“Excluded Taxes” means any income or franchise taxes based upon, measured by, or calculated with respect to net income or profits (but not including any franchise tax based solely upon gross receipts with respect to the Rent), inheritance, estate, succession, transfer or any similar taxes, or other taxes which are applicable to Landlord’s general or net income (as opposed to taxes specific to rents, receipts or income attributable to ownership of or operations solely at the Sites), net worth or capital. Excluded Taxes shall also include fines, penalties and interest due to the delinquent payment by Landlord of any tax or assessment (except to the extent such delinquent payment by Landlord results from Tenant’s failure to pay such tax or assessment on a timely basis as required under this Lease).

“Extension Terms” is defined in paragraph 4(b) of this Lease.

“Fixed Rent” is defined and shall have the meaning specified in the Basic Lease Information.

“GAAP” means generally accepted accounting principles recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board.

“Hazardous Materials” is defined in paragraph 26(b) of this Lease.

“Imposition” means the various taxes and other charges referred to in paragraph 6 of this Lease payable by Tenant and required by the present and future governmental laws and regulations more specifically described in paragraph 6(b) of this Lease.

“Improvements” means all of the buildings, structures, improvements, heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and life safety systems and security systems (including parking areas, and driveways) now or hereafter located on the Land and generally described on Exhibit A-2 hereto, other than and specifically excluding Tenant’s Property.

The words “include”, “includes”, “including” and any other derivation of “include” means “including but not limited to” unless specifically set forth to the contrary.

“Indemnified Parties” is defined in paragraph 26(c) of this Lease.

“Indenture” is defined in paragraph 15(p) of this Lease.

“Initial Appraiser” is defined in Exhibit E of this Lease.

“Initial Period” is defined in paragraph 31(a) of this Lease.

“Initial Valuation” is defined in Exhibit E of this Lease.

“Institutional Lender” means

(A) A real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (A) satisfies the Eligibility Requirements;

(B) An investment company, money management firm or “qualified institutional buyer” within the meaning of rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, provided that any such person referred to in this clause (B) satisfies the Eligibility Requirements;

(C) An institution substantially similar to any of the foregoing entities described in clause (A) or (B) that satisfies the Eligibility Requirements.

“Investment Grade Criteria” means a Credit Rating of both “BBB-” or higher from S&P and “Baa3” or higher from Moody’s, (or an equivalent Credit Rating from an Alternative Credit Rating Agency, as applicable).

“iStar” means iStar Financial Inc., a Maryland corporation or a majority owned subsidiary.

“Land” means the title and interest of Landlord in and to the six (6) locations of real estate described on Exhibit A-1 hereto, and any land lying in the bed of any existing dedicated street, road or alley adjoining thereto, all strips and gores adjoining thereto, and all rights, ways, easements, privileges and appurtenances thereunto belonging, including all of Landlord’s right, title, and interest in and to all other property rights, tangible or otherwise, arising out of or connected with Landlord’s ownership thereof, but none of the Improvements thereon.

“Landlord” is defined in the first paragraph of this Lease.

“Landlord Parties” shall mean, collectively, Landlord and its Affiliates and their respective agents, invitees, representatives, employees, directors, officers, shareholders, consultants, independent contractors, successors and assigns.

“Landlord Representative” is defined in the paragraph 28(f) of this Lease.

“Lease” is defined in the first sentence of this Lease.

“Lease Adjusted Debt” shall mean the sum of (i) all of Tenant’s Debt plus (ii) the product of (x) all of Tenant’s operating rent, including the annual Fixed Rent then payable under this Lease, multiplied by (y) eight (8).

“Lease Expiration Date” is defined and shall have the meaning specified in the Basic Lease Information.

“Leasehold Mortgage” means any leasehold mortgage, leasehold deed to secure debt, leasehold deed of trust or other security instrument of like nature held by a Permitted Leasehold Mortgagee.

“Legal Requirements” is defined in paragraph 12 of this Lease.

“Lien” shall mean any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, including any arising under any conditional sale agreement, capital lease or other title retention agreement.

“Minimum Capital Expenditure Requirement” is defined in paragraph 31(a) of this Lease.

“Moody’s” means Moody’s Investors Services, Inc. and its successors.

“Mortgage” shall mean a mortgage, deed to secure debt, deed of trust or other security instrument of like nature or any ground or underlying lease or other document of like nature on all or any portion of the Premises given by Landlord to a Mortgagee.

“Mortgagee” shall mean any holder of a Mortgage with respect to the Premises or any part thereof.

“Net Casualty Proceeds” shall mean the compensation and/or insurance payments net of the reasonable expenses of collecting such amounts incurred by Landlord, any Mortgagee (but only in its capacity as Proceeds Trustee) and/or Tenant, and received by any Mortgagee, Landlord or Tenant in respect of any portion of the Premises by reason of and on account of a Casualty. Net Casualty Proceeds shall not include any proceeds of any insurance or compensation payable with respect to any Tenant’s Property.

“Other Taxes” is defined in paragraph 6(b) of this Lease.

“Overdue Rate” means the greater of: (x) twelve percent (12%) per annum or (y) the sum of four percent (4%) plus the prime interest rate as reported from time to time in The Wall Street Journal, but in any event, if lower, the maximum annual interest rate allowed by law for business loans (not primarily for personal, family or household purposes); provided, however, if The Wall Street Journal is no longer in existence or ceases to publish such information, Landlord shall use the prime interest rate as reported in a comparable publicly available publication selected by Landlord in its sole discretion.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, trustee(s) of a trust, unincorporated organization, or government or governmental authority, agency or political subdivision thereof.

“Permitted Encumbrances” means for each Site:

(a) Any of the following, which are not yet due and payable at the time in question: (i) liens for water, sewer, and other utility services and (ii) taxes, assessments and other governmental charges (whether federal, state, local or foreign) and Property Taxes;

(b) The easements, rights-of-way, encroachments, encumbrances, restrictive covenants and other matters affecting the title to the Premises or any part thereof set forth on Exhibit C attached hereto;

(c) Any Subordination, Non-Disturbance, and Attornment Agreement(s) recorded or otherwise, which are provided to Tenant pursuant to paragraph 17 of this Lease or as otherwise entered into by and among Landlord, Tenant, and any Mortgagee;

(d) Liens for taxes (whether federal, state, local or foreign) attributable to any taxable period whether before, on or after the Commencement Date which are being contested in good faith in accordance with the terms of this Lease by Tenant and for which Tenant has established adequate reserves; and

(e) This Lease and the rights, privileges and entitlements of Tenant hereunder; and

(f) Any sublease entered into by Tenant in accordance with the terms of this Lease.

“Permitted Leasehold Mortgagee” means: (a) any Institutional Lender, (b) any Person with a Credit Rating which satisfies the Investment Grade Criteria, and/or (c) any Person which is a lender or agent for the lender(s) (and their respective successors and/or assigns) under Tenant’s First Lien Debt or Tenant’s Second Lien Debt (regardless of whether any such Person satisfies the criteria set forth in clause (a) or (b)).

“Permitted Use” is defined in paragraph 3(a) of this Lease.

“Premises” is defined in paragraphs 2(a) and 2(b) of this Lease.

“Primary Term” is defined in paragraph 4(a) of this Lease.

“Proceeds Trustee” shall mean a federally insured bank or trust company designated by Landlord (which may not be an Affiliate of Landlord), subject to the prior written approval of Tenant, such approval not to be unreasonably withheld, delayed, or conditioned; provided, however, if a Mortgage encumbers the Premises, the Mortgagee thereunder may, at its option, be appointed Proceeds Trustee for so long as such Mortgage remains outstanding and such Mortgagee is not an Affiliate of Landlord.

“Property Augusta” is defined in paragraph 2(b) of this Lease.

“Property Chicago” is defined in paragraph 2(b) of this Lease.

“Property Conyers” is defined in paragraph 2(b) of this Lease.

“Property Dallas” is defined in paragraph 2(b) of this Lease.

“Property Federalsburg” is defined in paragraph 2(b) of this Lease.

“Property Urbana” is defined in paragraph 2(b) of this Lease.

“Property Taxes” is defined in paragraph 6(a) of this Lease.

“Quarterly Subtenant Allowance” is defined in paragraph 25(b) of this Lease.

“Rent” is defined in paragraph 5(a)(ii).

“Restoration Fund” is defined in paragraph 10 of this Lease.

“RR Exercise Notice” is defined in paragraph 32(c) of this Lease.

“RR Notice” is defined in paragraph 32(b) of this Lease.

“RR Notice Date” is defined in paragraph 32(b) of this Lease.

“RR Price” is defined in paragraph 32(b) of this Lease.

“RR Offer” is defined in paragraph 32(b) of this Lease.

“S&P” means Standard & Poor’s Rating Service and its successors or assigns.

“SCIC” is defined in paragraph 15(i) of this Lease.

“Site” is defined in paragraph 2(b) of this Lease.

“Site Assessments” is defined in paragraph 26(d) of this Lease.

“Site Reviewers” is defined in paragraph 26(d) of this Lease.

“Site Termination Date” is defined in paragraph 14 of this Lease.

“Subordination, Non-Disturbance and Attornment Agreement” is defined in paragraph 17(a) of this Lease.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Tenant. For purposes hereof, a Subsidiary of any of the Persons which then comprise the Tenant hereunder shall be deemed to be a Subsidiary of the Tenant (regardless of whether such Person is a Subsidiary of all of the Persons which then comprise the Tenant hereunder).

“Substitute Parcel” is defined in paragraph 30(b) of this Lease.

“Substitution Deed” is defined in paragraph 30(b)(ii) of this Lease.

“Tenant” is defined in the first paragraph of this Lease and includes each of Solo Cup Operating Corporation, SF Holdings Group, Inc., and Solo Cup Company, and all liabilities, obligations, covenants and agreements of Tenant under this Lease are and shall be the joint and several liabilities, obligations, covenants and agreements of each of Solo Cup Operating Corporation, SF Holdings Group, Inc., and Solo Cup Company.

“Tenant’s First Lien Debt” shall mean any and all amounts due and/or payable from time to time under that certain Credit Agreement dated as of February 27, 2004, among Solo Cup Company, Solo Cup Investment Corporation, Bank of America, N.A., as Administrative Agent and Swing Line Lender and as an L/C Issuer, Banc of America Securities LLC and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Book Running Managers, Citicorp North America, Inc., as Syndication Agent, Harris Trust and Savings Bank, as Documentation Agent and as an L/C Issuer, and various lending parties named therein, as amended, as the same may be amended, restated, modified, renewed, extended, increased, decreased, refinanced and/or replaced from time to time.

“Tenant’s Property” shall mean, collectively, Tenant’s Trade Fixtures and the Equipment - Tenant.

“Tenant’s Second Lien Debt” shall mean any and all amounts due and/or payable from time to time under that certain Second Lien Credit Agreement dated March 31, 2006 among Solo Cup Company, Solo Cup Investment Corporation, Bank of America, N.A., as administrative agent for the Lenders, Banc of America Securities LLC, as Sole Lead Arranger and Sole Bookrunning Manager and various other lending parties named therein, as amended, as the same may be amended, restated, modified, renewed, extended, increased, decreased, refinanced and/or replaced from time to time.

“Tenant’s Trade Fixtures” means all personal property of Tenant in or on the Premises, affixed or not, which is not necessary for the operation of the Improvements, including all items listed or described on Exhibit B-2 and specifically excludes the Equipment – Landlord.

“Term” is defined in paragraph 4(b) of this Lease.

“Third Appraiser” is defined in Exhibit E of this Lease.

“Third Valuation” is defined in Exhibit E of this Lease.

“Treasury Rate” means the yield to maturity of a debt obligation of the United States Treasury having a maturity date closest to but not earlier than the then-existing remaining Term of the Lease (excluding any then-unexercised options for any Extension Terms) and, if more than one have been issued with such maturity date, then using the debt obligation first issued on or closest to the date of any termination by Landlord under this Lease.

“Valuation Period” is defined in Exhibit E of this Lease.

“Valuation Notice” is defined in Exhibit E of this Lease.

2.	DEMISE OF PREMISES

(a) Landlord hereby demises and leases to Tenant and Tenant hereby leases and rents from Landlord the Premises, IN ITS “AS IS” CONDITION, SUBJECT TO THE EXISTING STATE OF TITLE (WITHOUT EXPRESS OR IMPLIED WARRANTY OF LANDLORD

WITH RESPECT TO THE CONDITION, QUALITY, REPAIR OR FITNESS OF THE PREMISES FOR A PARTICULAR USE OR TITLE THERETO, ALL SUCH WARRANTIES BEING HEREBY DISCLAIMED BY LANDLORD AND WAIVED AND RENOUNCED BY TENANT). The “Premises” consists of collectively, Landlord’s interest in the Land, the Equipment – Landlord, the Improvements, together with any easements, rights, and appurtenances in connection therewith or belonging to said Land and Improvements. No easement for light, air or view is included with or appurtenant to the Premises. The foregoing disclaimer in this paragraph 2(a) has been negotiated by Landlord and Tenant, each being represented by independent counsel, and is intended as a complete negation of any representation or warranty by Landlord, express or implied, with respect to the condition, quality, repair, or fitness of the Premises for a particular use, or title thereto.

(b) The Premises includes the Land and Improvements (a) located at the address commonly known as 7575 Kostner Avenue, Chicago, Illinois, including approximately 32 acres of land and 820,000 square feet of space (“Property Chicago”), (b) located at the address commonly known as 1550 Wrightsboro Road, Augusta, Georgia, including approximately 17 acres of land and 364,000 square feet of space (“Property Augusta”), (c) located at the address commonly known as 1455 Highway 138 Northeast, Conyers, Georgia, including approximately 24 acres of land and 367,000 square feet of space (“Property Conyers”), (d) located at the address commonly known as 1000 Industrial Park Drive, Federalsburg, Maryland, including approximately 50 acres of land and 405,000 square feet of space (“Property Federalsburg”), (e) located at the address commonly known as 4444 West Ledbetter Drive, Dallas, Texas, including approximately 47 acres of land and 1,220,000 square feet of space (“Property Dallas”), (f) located at the address commonly known as 1505 East Main Street, Urbana, Illinois, including approximately 40 acres of land and 269,000 square feet of space (“Property Urbana”). Property Chicago, Property Augusta, Property Conyers, Property Federalsburg, Property Dallas and Property Urbana together constitute the Premises and each individually is herein called a “Site,” and together are herein the “Sites.”

3.	USE

(a) Tenant shall, subject to applicable zoning restrictions and any recorded covenants or restrictions in the public records upon the Commencement Date, use and occupy the Premises, including each Site, only as general offices, manufacturing and distribution of any products then used in Tenant’s business, including food service products, tableware, packaging and other lawful purposes which are both associated and related thereto (collectively, the “Permitted Use”); provided, however, except for the recordation of any Mortgage and any replacements, renewals, amendments, consolidations, modifications, extensions or refinancing thereof or as otherwise required by governmental order, from and after the Commencement Date, without first having obtained Tenant’s prior written consent which may be withheld or granted in Tenant’s sole and absolute discretion, Landlord shall not record or otherwise take any voluntary action to subject the Premises or Land to any additional (or modify or amend any existing) covenants, restrictions, easements, or other encumbrances of record or otherwise, or any rezoning of the Premises or any Site from the zoning classifications presently in existence as of the Commencement Date. Tenant shall not use, suffer or permit the Premises, or any portion thereof, to be used by Tenant, any third party or the public, as such, without restriction or in such manner as might adversely affect Landlord’s title to or interest in the Premises, or in such manner as might make possible a Claim or Claims of adverse possession by the public, as such, or third Persons, or of implied dedication of the Premises, or any portion thereof.

(b) So long as no Event of Default under this Lease shall have occurred and be continuing, Landlord shall not interfere, in any material respect, with any or all of (i) Tenant’s rights to occupy and use the Premises (in the manner and for the purposes contemplated hereunder), (ii) Tenant’s right to utilize the vehicular parking areas located on the Premises, and (iii) Tenant’s right of access, ingress and egress to and from the Premises.

(c) If no Event of Default has occurred and is continuing, Landlord shall, promptly upon request by Tenant, join with Tenant (at Tenant’s cost and expense), to (i) grant easements, licenses, rights of way and other rights and privileges in the nature of easements at any Site, (ii) release, amend or modify existing easements, licenses and appurtenances at any Site, (iii) take actions with respect to governmental entities or other third parties to enhance the use and enjoyment of the Sites and/or the enforcement or exercise of rights under Legal Requirements, and (iv) execute and deliver any instrument, in form and substance acceptable to Landlord, necessary or appropriate to make or confirm such grants, releases or actions to any Person, with or without consideration; provided that such grant, release or action does not interfere with and is not detrimental to the conduct of business on the Site and does not adversely affect the utility, useful life or fair market value of the Site.

4.	TERM

(a) The primary term of this Lease (the “Primary Term”) shall be for a period of approximately twenty (20) years, beginning on the Commencement Date and ending on the Lease Expiration Date.

(b) Tenant shall have the right, at its option, to extend the Primary Term of this Lease for four (4) consecutive extension terms (the “Extension Terms”), each being five (5) years in length. Each Extension Term shall commence on the day after the expiration of the preceding term and shall expire on the fifth (5th) anniversary of the Lease Expiration Date in the case of the first (1st) Extension Term, and on the tenth (10th), fifteenth, (15th), and twentieth (20th) anniversaries of the Lease Expiration Date in the case of the second (2nd), third (3rd) and fourth (4th) Extension Terms, respectively. The options to extend the Term of this Lease as described above shall not be deemed exercised by Tenant unless at least eighteen (18) months prior to the Lease Expiration Date for the Primary Term or at least eighteen (18) months prior to the expiration of the Extension Term for the first (1st), second (2nd) and third (3rd) Extension Terms, respectively, Tenant shall have delivered written notice to Landlord of Tenant’s irrevocable decision to so extend this Lease at the end of the Primary Term or any exercised Extension Term, as applicable. Tenant’s failure to deliver one (1) such timely notice to Landlord shall terminate all future Extension Terms, if any, following the Extension Term to which such notice specifically relates. Subject to the provisions of paragraph 5, the terms and conditions of this Lease shall apply to each Extension Term with the same force and effect as if such Extension Term had originally been included in the Primary Term of the Lease. The right of Tenant to the Extension Terms shall be conditioned upon this Lease being in full force and effect, Tenant occupying the Premises, and no Event of Default then existing as of both the date that Tenant notifies Landlord of Tenant’s decision to extend the term of this Lease for any of the Extension Terms, and the Lease Expiration Date (for the first (1st) Extension Term) or expiration of the first

(1st), second (2nd) and third (3rd) Extension Term, as the case may be for the second (2nd), third (3rd) and fourth (4th) Extension Term, respectively. The Primary Term, together with any Extension Term which Tenant properly exercises its option with respect to, and for which the conditions related thereto are satisfied, shall constitute the “Term” of this Lease.

5.	RENTAL

(a) Tenant shall pay to Landlord the following amounts as Rent for the Premises:

(i) During the Term of this Lease, Tenant shall pay to Landlord, as fixed quarterly rent, the amount of quarterly fixed rent specified in the Basic Lease Information (“Fixed Rent”).

(ii) Throughout the Term of this Lease, Tenant shall pay, as Additional Rent, all other amounts of money and charges required to be paid by Tenant under this Lease, whether or not such amounts of money or charges are designated Additional Rent. As used in this Lease, “Rent” shall mean and include all Fixed Rent and Additional Rent payable by Tenant in accordance with this Lease.

(b) It is the intention of Landlord and Tenant that the Fixed Rent payable by Tenant to Landlord during the entire Term of this Lease shall be absolutely net of all costs and expenses incurred in connection with the management, operation, maintenance, repair and replacement of the Premises in accordance with this Lease. Landlord shall have no obligations or liabilities whatsoever with respect to the management, operation, maintenance, repair or replacement of the Premises during the Term of this Lease, and Tenant shall manage, operate, maintain and repair and replace the Premises in accordance with this Lease and shall pay all costs and expenses incurred in connection therewith before such costs or expenses become delinquent. Without limiting the generality of the foregoing, throughout the entire term of this Lease, Tenant shall pay, as Additional Rent, all premiums for all property and liability insurance covering the Premises required under this Lease, all Property Taxes and all Other Taxes that accrue during or are allocable to the Term of this Lease, and for Property Taxes and Other Taxes, allocable for any period of time prior to the Term of this Lease. Notwithstanding the foregoing or anything to the contrary contained in this Lease, Tenant shall not be responsible for the following costs or expenses (the “Excluded Expenses”): (i) interest and amortization of funds borrowed by Landlord or any similar payments made to the holder of a Mortgage (including the rent under any ground lease which constitutes a Mortgage for purposes hereof), (ii) costs in the nature of indemnification obligations of Landlord or any Landlord Party, (iii) costs and expenses (including court costs, attorneys’ fees and disbursements) related to or in connection with disputes with any holder of a Mortgage or by or among any persons having an interest in the Landlord or the Premises, (iv) costs incurred in connection with a sale, lease, Mortgage (except as set forth in the next sentence) or transfer (including testamentary transfers) of all or any part of any Site or any interest therein, or of any interest in Landlord, or in any person comprising, directly or indirectly, Landlord or in any person having an equity interest, directly or indirectly in Landlord, (v) costs and expenses incurred by Landlord associated with the operation of the business of the legal entity or entities which constitute Landlord (as opposed to operation of the Sites), and/or (vi) Excluded Taxes. Notwithstanding the terms of clause (iv) of the preceding sentence, Tenant shall be responsible for the legal, due diligence, title insurance and surveying costs and fees incurred by a Mortgagee in connection with the Initial Mortgage of the Premises entered into by Landlord after the Commencement Date, as well as any mortgage taxes (or equivalent taxes) due and payable in connection with such initial Mortgage; provided that such Mortgage is fully executed, delivered and recorded not later than sixty (60) calendar days after the Commencement Date (it being agreed that Tenant shall not be responsible for any such costs, fees or taxes in connection with any Mortgage executed, delivered or recorded after such sixty (60) calendar day period, nor shall Tenant be responsible for any costs, fees or expenses connected with any Mortgage other than the initial Mortgage with respect to the Premises entered into by Landlord after the Commencement Date); and provided further, that Tenant shall not be responsible for the payment of any mortgage taxes (or equivalent taxes) in connection with any such Mortgage executed, delivered and/or recorded with respect to the Property Federalsburg unless such Mortgage with respect to the Property Federalsburg is fully executed, delivered and recorded within thirty (30) days after the Commencement Date. The parties intend that any such Mortgage with respect to the Property Federalsburg which is executed, delivered and recorded within the thirty (30) day period described in the second proviso of the preceding sentence shall qualify as a “purchase money mortgage” for purposes of any mortgage taxes (or equivalent taxes) payable with respect to such Mortgage.

(c) Tenant shall pay all Fixed Rent to Landlord, in advance, on or before the first Business Day of each and every Calendar Quarter during the Term of this Lease (other than the payment due on the Commencement Date which is due as set forth in the Basic Lease Information) without notice, demand, deduction or offset, in lawful money of the United States of America, to the wire transfer address of Landlord specified in the Basic Lease Information, or to such other accounts and/or Person or Persons or at such other place or places as Landlord may from time to time designate in writing at least ten (10) Business Days in advance to Tenant (or otherwise so there are collected funds available to Landlord on the due date). Interest at the Overdue Rate shall accrue on unpaid Fixed Rent from the due date thereof to the date of actual payment. If the Fixed Rent is paid more than five (5) Business Days after its due date, a late charge of five percent (5%) of the delinquent amount shall be due and payable. Tenant shall pay all Additional Rent when due. If Additional Rent in the amount of $5,000 or greater is paid more than five (5) Business Days after its due date, a late charge of five percent (5%) of the delinquent amount shall be due and payable. All Additional Rent which is payable to Landlord pursuant to this Lease shall be paid by Tenant to Landlord without notice.

6.	TAXES

(a) Tenant shall pay, as Additional Rent, directly to the appropriate governmental authorities, all Property Taxes prior to the assessment of any interest or penalty for late payment (subject to Tenant’s rights under this paragraph 6(a) to make payment thereof in installments or under paragraph 6(e) below or to protest Property Taxes); provided, however, if and to the extent Landlord or Mortgagee is holding Tenant’s estimated payments thereof pursuant to paragraph 6(f) below, Landlord or Mortgagee shall instead make such payments timely upon Tenant’s behalf; provided, further, if any such Property Taxes may legally be paid in installments, Tenant may, at its option, pay such Property Taxes in such installments together with any interest due thereon provided that Tenant shall have paid all such installments, or provided to Landlord or Mortgagee, such amounts as are necessary for the payment of, all such installments prior to the expiration or earlier termination of this Lease. “Property Taxes” shall mean all taxes, assessments, excises, levies, fees and charges (and any tax, assessment, excise, levy, municipal service fee, fee or charge levied wholly or partly in lieu thereof or as a substitute therefor or as an addition thereto) of every kind and description, general or special, ordinary or extraordinary, foreseen or unforeseen, secured or unsecured, whether or not now customary or within the contemplation of Landlord and Tenant, that are applicable to the Term (as described below), and are levied, assessed, charged, confirmed or imposed by any public or government authority on or against, or otherwise with respect to, the Premises or any part thereof or any personal property used in connection with the Premises, including Landlord’s franchise taxes based upon gross receipts solely with respect to the receipt of Rent (but not including net income or franchise taxes based upon, measured by or calculated with respect to net income or profits or derivatives thereof). The parties intend that, throughout the Term, the governmental authorities to whom Property Taxes are due shall issue bills therefor directly to Tenant, and shall reasonably cooperate to cause such governmental authorities to do so. If, however, Landlord receives any bills for any Property Taxes notwithstanding the foregoing efforts, Landlord shall immediately deliver such bills to Tenant for payment as provided herein. Property Taxes shall not include any Other Taxes or Excluded Taxes arising out of or levied in connection with this Lease, unless and only to the extent levied or assessed against Landlord as a substitute for any Property Taxes. For purposes hereof, Property Taxes shall be deemed to be “applicable to the Term” to the extent such Property Taxes accrue during the Term, regardless of whether such Property Taxes are due or payable during the Term (i.e., on an “accrual” basis).

(b) Tenant shall pay, as Additional Rent, directly to the appropriate governmental authorities (except as provided below), all Other Taxes prior to the assessment of any interest or penalty for late payment (subject to Tenant’s rights under this paragraph 6(b) and paragraph 6(e) below, to make payment in installments or to protest Other Taxes); provided, however, if Landlord or Mortgagee is holding Tenant’s estimated payments thereof pursuant to paragraph 6(f) below, Landlord or Mortgagee shall instead make such payments timely upon Tenant’s behalf; provided, further, if any such Other Taxes may legally be paid in installments, Tenant may, at its option, pay such Other Taxes in such installments together with any interest due thereon provided that Tenant shall have paid, or provided to Landlord or Mortgagee, such amounts as are necessary for the payment of, all such installments prior to the expiration or earlier termination of this Lease. “Other Taxes” shall mean all taxes, assessments, excises, levies, fees and charges, including all payments related to the cost or occupation of providing facilities or services, whether or not now customary or within the contemplation of Landlord and Tenant, that are applicable to the Term (as described in paragraph 6(a) above) and are levied, assessed, charged, confirmed or imposed by any public or government authority upon, or measured by, or reasonably attributable to (i) the Premises, (ii) the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, regardless of whether title to such improvements is vested in Tenant or Landlord, (iii) any Rent payable under this Lease, including any gross receipts tax or excise tax levied by any public or government authority with respect to the receipt of any such Rent but only to the extent that such taxes are in lieu of or a substitute for any Property Taxes, (iv) the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or (v) this transaction or any document pursuant to which Tenant creates or transfers an interest or an estate in the Premises. Other Taxes shall not include any Property Taxes or any Excluded Taxes arising out of or levied in connection with this Lease, unless and only to the extent levied or assessed against Landlord in whole or in part in lieu of, as a substitute for, or as an addition to any Other Taxes.

(c) Except for any Excluded Taxes imposed on or with respect to the Rent, if at any time during the Term, any method of taxation shall be such that there shall be levied, assessed or imposed on Landlord, or on the Rent, or on the Premises, or any portion thereof, a capital levy, gross receipts tax on the Rent, occupational license tax, or a franchise tax, based upon (in each case) gross receipts with respect to the Rent, but not including any income or franchise taxes based upon, measured by, or calculated with respect to net income or profits, Tenant, to the extent permitted by law, covenants to pay and discharge the same, it being the intention of the parties hereto that the Fixed Rent to be paid hereunder shall be paid to Landlord absolutely net without deduction or charge of any nature whatsoever, foreseeable or unforeseeable, ordinary or extraordinary, or of any nature, kind, or description, except for Excluded Taxes and as otherwise expressly provided in this Lease. Any of the taxes which are payable by Tenant pursuant to this subparagraph (c) shall constitute Other Taxes for purposes hereof.

(d) Tenant covenants to furnish Landlord, within thirty (30) calendar days, official receipts of the appropriate taxing authority, if any, or other appropriate proof reasonably satisfactory to Landlord, evidencing the payment of all Impositions.

(e) Tenant shall have the right to contest the amount or validity, in whole or in part, of any Property Tax or Other Tax or to seek a reduction in the valuation of the Premises as assessed for real estate property tax purposes by appropriate proceedings diligently conducted in good faith (but only after the deposit or payments (whether under protest or otherwise) of any amounts required by applicable law to stay or prevent collection activities). If Tenant desires to contest the validity of any Property Tax or Other Tax, it shall (i) on or before thirty (30) calendar days prior to the due date thereof, notify Landlord, in writing, that Tenant intends to so contest same; and (ii) on or before the due date thereof, if such Property Tax or Other Tax involves an amount in excess of $50,000 or if any Mortgagee so requires, deposit with Landlord security (in form and content reasonably satisfactory to Landlord or Mortgagee) for the payment or bonding over of the full amount of such Property Tax or Other Tax and from time to time deposit additional security so that, at all times, adequate security will be available for the payment of the full amount of the Property Tax or Other Tax together with all interest, penalties, costs and other charges in respect thereof; provided, however, that the deposits referenced in this paragraph 6(e)(ii) shall not be required if and to the extent Tenant is required to pay the Property Tax or Other Tax, as applicable, in full prior to initiating such contest. If Tenant initiates any proceeding referred to in this paragraph 6(e), Landlord shall not be required to join such proceeding, except to the extent required by law, in which event Landlord shall, upon written request by Tenant, join in such proceedings or permit the same to be brought in its name, all at Tenant’s expense. Landlord agrees to provide, at Tenant’s expense, whatever assistance Tenant may reasonably require in connection with any such contest initiated by Tenant. Tenant covenants that Landlord shall not suffer or sustain any costs or expenses (including counsel fees) or any liability in connection with any such proceeding initiated by Tenant (or initiated by Landlord at Tenant’s request), unless the same is reimbursed by Tenant. No such contest initiated by Tenant shall subject Landlord to any civil liability or the risk of any criminal liability or forfeiture. If Tenant fails or declines to contest any Property Tax or Other Tax, then Landlord shall have the right (but not the obligation) to contest the same. Any contest initiated by Landlord (other than any contest initiated by Landlord at Tenant’s request) shall be at the sole cost and expense of the Landlord, provided, however, if Landlord is successful in reducing the valuation of any Property Tax or Other Tax on the Premises, and such reduction is greater than the costs and expenses incurred by Landlord in connection with such contest, Tenant shall be entitled to the benefit of such reduction and shall be obligated to reimburse Landlord for any costs or expenses in connection with such contest.

(f) During the continuance of any Event of Default or as required by a Mortgagee, Tenant shall pay to Landlord on the first day of each Calendar Quarter an amount equal to one fourth (1/4) of the Property Taxes and Other Taxes thereafter due and payable, as reasonably estimated by Landlord on the basis of assessments and bills and estimates thereof. Such amounts shall be held by Landlord or Mortgagee, without interest, and shall not be deemed to be trust funds but, if held by Landlord, shall not be commingled with the general funds of Landlord and shall instead be held in a separate escrow account of Landlord opened and maintained for this Lease alone; provided, however, to the extent so received, any Mortgagee which is an entity unaffiliated with Landlord or any Affiliate of Landlord, may commingle such funds. Landlord shall apply such amounts paid by Tenant under this paragraph 6(f) (including any amounts tendered by Tenant which are intended for interest if Tenant shall have elected to make such payments in installments) to the payment before delinquency of the Property Taxes and Other Taxes, subject to any rights of Mortgagee thereto. Landlord and Mortgagee shall make no charge for holding and applying such amounts. If at any time the amount on deposit pursuant to this paragraph 6(f) shall be less than the amount reasonably deemed necessary by Landlord to pay such Property Taxes or Other Taxes as they become due, Tenant shall pay to Landlord the amount necessary to make the deficiency within ten (10) Business Days after notice from Landlord requesting payment thereof.

(g) Landlord will, within thirty (30) calendar days after receipt, reimburse Tenant for any refund of Property Tax or Other Tax received by Landlord or Mortgagee as a result of any tax contest relating to the Term. Further, the parties agree that any credit, reduction or abatement of Property Taxes or Other Taxes applicable to any period prior to the Commencement Date shall run to the benefit of, and/or be payable to and the property of, Tenant.

7.	NET LEASE; NON-TERMINABILITY

(a) This is an absolutely net lease and the Fixed Rent, Additional Rent and all other sums payable hereunder by Tenant shall be paid without notice (except as expressly provided herein), demand, set-off, counterclaim, abatement, suspension, deduction or defense. It is the intention of the parties hereto that the Fixed Rent shall be an absolutely net return to Landlord throughout the Term of this Lease. In order that such Rent shall be absolutely net to Landlord, Tenant shall pay when due, and save Landlord harmless from and against, any and all costs, charges and expenses attributable to the Premises, including each fine, fee, penalty, charge (including governmental charges), assessments, sewer rent, Impositions, insurance premiums as required herein, utility expenses, carrying charges, costs, expenses and obligations of every kind and nature whatsoever, general and special, ordinary and extraordinary, foreseen and unforeseen, the payment for which Landlord or Tenant is, or shall become liable by reason of any rights or interest of Landlord or Tenant in, to or under the Premises or this Lease or in any manner relating to the ownership, leasing, operation, management, maintenance, repair, rebuilding use or occupation of the Premises, or of any portion thereof; provided, however, that nothing herein contained shall be construed as imposing upon Tenant any obligation to pay any Excluded Expenses.

(b) This Lease shall not terminate, nor shall Tenant have any right to terminate this Lease, except as expressly provided in paragraphs 14 and 30 nor shall Tenant be entitled to any abatement or reduction of Rent hereunder except as required by paragraphs 14 and 30 nor shall the obligations of Tenant under this Lease be affected (except as expressly provided in this Lease), by reason of (i) any damage to or destruction of all or any part of the Premises from whatever cause; (ii) subject to paragraph 14, the taking of the Premises or any portion thereof by condemnation, requisition or eminent domain proceedings; (iii) the prohibition, limitation or restriction of Tenant’s use of all or any part of the Premises, or any interference with such use; (iv) any eviction by paramount title or otherwise, (v) Tenant’s acquisition or ownership of all or any part of the Premises otherwise than as expressly provided herein; (vi) any default on the part of Landlord under this Lease, or under any other agreement to which Landlord and Tenant may be parties; or (vii) any other cause whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding. It is the intention of the parties hereto that the obligations of Tenant hereunder shall be separate and independent covenants and agreements, that the Fixed Rent, the Additional Rent and all other sums payable by Tenant hereunder shall continue to be payable in all events and that the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to any express provision of this Lease. Tenant agrees that Tenant will not be relieved of the obligations to pay the Fixed Rent or any Additional Rent in case of damage to or destruction of or condemnation (except as expressly provided in paragraph 14) of the Premises.

(c) Tenant agrees that it will remain obligated under this Lease in accordance with its terms, and that it will not take any action to terminate, rescind or void this Lease, notwithstanding (i) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up or other proceeding affecting Landlord or its successor in interest, or (ii) any action with respect to this Lease which may be taken by any trustee or receiver of Landlord or its successor in interest or by any court in any such proceeding.

(d) TENANT WAIVES ALL RIGHTS WHICH MAY NOW OR HEREAFTER BE CONFERRED BY LAW (BUT NOT UNDER THIS LEASE) (I) TO QUIT, TERMINATE OR SURRENDER THIS LEASE OR THE PREMISES OR ANY PART THEREOF, OR (II) TO ANY ABATEMENT, SUSPENSION, DEFERMENT OR REDUCTION OF THE FIXED RENT, ADDITIONAL RENT OR ANY OTHER SUMS PAYABLE UNDER THIS LEASE, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN.

(e) Landlord and Tenant acknowledge and confirm that, pursuant to this Lease, Tenant is responsible for the routine day-to-day operation and maintenance of the Premises, upon and subject to the other terms of this Lease. Accordingly, Landlord and Tenant acknowledge and confirm that each contemplates that the service contracts, permits, approvals, guaranties, warranties and similar rights and documents which pertain to the use, occupancy and operation of the Premises are and shall remain throughout the Term in the name of Tenant, rather than Landlord. If the parties hereafter determine that any such contracts, permits, approvals, guaranties, warranties or similar rights or documents are required to be held in the name of Landlord as the fee owner of any of the Premises, then Tenant shall assign the same to Landlord (without recourse or warranty), to the extent the same are assignable, pursuant to a mutually satisfactory instrument, and Landlord shall be deemed to have granted Tenant a non-exclusive license and authority of Landlord to enforce and exercise Landlord’s rights under such rights or documents during the Term of this Lease. Tenant agrees to pay all costs arising from and indemnify Landlord from all claims arising or relating to the service contracts, permits, approvals, guaranties, warranties and similar rights and documents referred to in this paragraph 7(e).

8.	SERVICES

Tenant shall, at Tenant’s sole cost and expense, be responsible for supplying the Premises with electricity, heating, ventilating and air conditioning, water, natural gas, lighting, replacement for all lights, restroom supplies, telephone service, window washing, security service, janitor, pest control and disposal services (including, if applicable, hazardous and biological waste disposal), and such other services as Tenant determines to furnish to the Premises. LANDLORD SHALL NOT BE IN DEFAULT HEREUNDER OR BE LIABLE FOR ANY DAMAGE OR LOSS DIRECTLY OR INDIRECTLY RESULTING FROM, NOR SHALL THE FIXED RENT OR ADDITIONAL RENT BE ABATED OR A CONSTRUCTIVE OR OTHER EVICTION BE DEEMED TO HAVE OCCURRED BY REASON OF, THE INSTALLATION, USE OR INTERRUPTION OF USE OF ANY EQUIPMENT IN CONNECTION WITH THE FURNISHING OF ANY OF THE FOREGOING SERVICES, ANY FAILURE TO FURNISH OR DELAY IN FURNISHING ANY SUCH SERVICES, WHETHER SUCH FAILURE OR DELAY IS CAUSED BY ACCIDENT OR ANY CONDITION BEYOND THE CONTROL OF LANDLORD OR TENANT OR BY THE MAKING OF REPAIRS OR IMPROVEMENTS TO THE PREMISES, OR ANY LIMITATION, CURTAILMENT, RATIONING OR RESTRICTION ON USE OF WATER, ELECTRICITY, GAS OR ANY FORM OF ENERGY SERVING THE PREMISES, WHETHER SUCH RESULTS FROM MANDATORY GOVERNMENTAL RESTRICTION OR VOLUNTARY COMPLIANCE WITH GOVERNMENTAL GUIDELINES. Tenant shall pay the full cost of all of the foregoing services and all other utilities and services supplied to the Premises directly to the Persons to whom such costs are due as Additional Rent.

9.	REPAIRS AND MAINTENANCE; REPLACEMENT

(a) Tenant shall, at its own sole cost and expense, keep the Premises, including each Site therein, in good order and condition consistent with the Permitted Uses set forth in this Lease as of the Commencement Date at all times on and after Commencement Date to and including the date of the termination of the Term, by lapse of time or otherwise; provided, however, that during the last eighteen (18) months of the Term, Tenant shall be permitted to pay Landlord the cost of any capital improvements required as a result of normal use and wear and tear at the Premises in lieu of making any required capital improvements; provided further that Tenant shall not be required to pay the cost of any such capital improvements incurred during the last eighteen (18) months of the Term to the extent that such costs would exceed the amount required to cause the capital improvement in question to have a useful life that is longer than five (5) years beyond the scheduled expiration date of this Lease. Subject to the foregoing sentence and the requirements of paragraph 23, Tenant shall timely and properly maintain, repair and replace all of the Premises and all its component parts, including parking surfaces and stripes, driveways, all landscaping, mechanical systems, electrical and lighting systems, plumbing and sewage systems, fixtures and appurtenances, interior and exterior walls, roof, foundations, floor slabs, columns and structural elements so as to preserve and protect the useful life, utility and value of such components, and in all events so as to preserve the effectiveness of any warranty relating thereto, such repairs and replacements to be at least in quality and class to the original work. If any building system or component shall become obsolete, non-functional, or uneconomic to repair, Tenant shall remove such item from the Premises and, promptly replace it with an item of comparable initial value and function. Promptly upon installation of any equipment which is not Tenant’s Property, Tenant shall deliver to Landlord the original warranty relating to such equipment (which shall specify Landlord as the owner of the equipment and upon Landlord’s receipt of such original warranty, Landlord shall be deemed to have granted Tenant a non-exclusive license and authority of Landlord solely to enforce such warranty during the Term of the Lease). Tenant shall deliver to Landlord a written statement showing all removals and replacements of such systems or components (not including Tenant’s Property) during the preceding calendar year, including manufacturers, model numbers, and serial numbers. Landlord may, upon two (2) Business Days’ prior notice cause independent private inspectors to make inspections of any building and building systems on the Premises or segments thereof to determine Tenant’s compliance under this paragraph 9. Tenant shall pay the cost of (i) one (1) such inspection at each Site by or on behalf of Landlord in each calendar year and (ii) the costs of all such inspections during the continuance of an Event of Default under this Lease. Notwithstanding the foregoing requirements of this paragraph 9, Tenant shall have no obligation to deliver any warranties for any Tenant’s Property at the Premises which may be and which are subsequently removed by Tenant upon expiration or earlier termination of this Lease.

Landlord may, but is not required to, after two (2) Business Days notice to Tenant (except in the case of emergency, in which case Tenant shall be given notice contemporaneously with entry), enter the Premises and make such repairs, alterations, improvements, additions, replacements or maintenance as Landlord deems necessary to cure any Event of Default of Tenant hereunder which remains uncured after the expiration of any notice and cure period provided under this Lease, as applicable, in a diligent fashion, and Tenant shall pay Landlord as Additional Rent forthwith (and in any event within thirty (30) days) after being billed for same by Landlord the cost thereof plus an administrative fee of four percent (4%) of such cost, which bill shall be accompanied by reasonably supporting documentation. Such amounts shall bear interest at the Overdue Rate from the date of expenditure by Landlord to the date of repayment by Tenant at the Overdue Rate. Any entry into the Premises by Landlord pursuant to this paragraph 9(a) shall be conducted subject to and in accordance with the terms of paragraph 18 below.

(b) It is intended by Tenant and Landlord that Landlord shall have no obligation, in any manner whatsoever, to repair or maintain the Premises (or any fixture or equipment therein), whether structural or nonstructural, all of which obligations are intended, as between Landlord and Tenant, to be those of Tenant. TENANT EXPRESSLY WAIVES THE BENEFIT OF ANY STATUTE NOW OR IN THE FUTURE IN EFFECT WHICH WOULD OTHERWISE AFFORD TENANT THE RIGHT TO MAKE REPAIRS AT LANDLORD’S EXPENSE OR TO TERMINATE THIS LEASE BECAUSE OF LANDLORD’S FAILURE TO KEEP THE PREMISES IN GOOD ORDER, CONDITION AND REPAIR.

(c) Tenant shall turn over to Landlord upon expiration or termination of this Lease, then current operating manuals and original warranties (to the extent applicable) for the Equipment – Landlord then located on such Site specifically excluding, in all cases, Tenant’s Property at the Premises.

10.	DESTRUCTION OF OR DAMAGE TO PREMISES

(a) If any Improvements and/or Equipment – Landlord is damaged by Casualty during the Term of this Lease, Tenant shall, subject to the terms of this Lease (including paragraph 14 below), (a) repair such damage and restore such Improvements and/or Equipment – Landlord to substantially the same or better condition as existed before the occurrence of such Casualty using materials of the same or better grade than that of the materials being replaced (herein, a “Casualty Repair”) and (b) this Lease shall remain in full force and effect. Such repair and replacement by Tenant shall be done in accordance with paragraph 23 and the standards of paragraph 9 and Tenant shall, at its expense, obtain all permits required for such work. An architect or engineer selected by Landlord shall review, at Tenant’s expense, all plans and specifications for Casualty Repairs and (if applicable as provided below) all draw requests hereunder. In no event shall Fixed Rent or Additional Rent abate, nor shall this Lease terminate by reason of such damage or destruction, except as expressly provided in paragraph 14 below. Provided that no Event of Default by Tenant shall then exist under this Lease, all insurance proceeds (and other amounts) payable for the performance of Casualty Repairs shall be paid to Tenant (or to the Proceeds Trustee, as applicable), and Landlord shall make available to Tenant all insurance proceeds actually received by Landlord or Mortgagee on account of such Casualty for application to the costs of such Casualty Repair. All Casualty Repairs shall be performed in compliance with the terms of this Lease, including paragraph 23 below. Notwithstanding anything to the contrary contained herein, Tenant shall have no obligation to perform any Casualty Repairs with respect to any damage to the Premises resulting from any Casualty which occurs during the last eighteen (18) months of the Term, and to the extent that Tenant elects not to make any such Casualty Repairs during such period, all insurance proceeds payable with respect to the Improvements and Equipment – Landlord shall be payable to or at the direction of Landlord (but Tenant shall be entitled to receive all insurance proceeds payable with respect to Tenant’s Property).

(b) For all Casualty Repairs, the following apply:

(i) As used herein the “Casualty Threshold” means $500,000; provided, however, that if Tenant, at the time of such Casualty, has a Credit Rating meeting the Investment Grade Criteria, then the “Casualty Threshold” shall be $2,000,000. If the Net Casualty Proceeds are less than the Casualty Threshold at the time of the applicable Casualty, such Net Casualty Proceeds shall be paid to Tenant to apply to the cost of restoration. If the Net Casualty Proceeds are equal to or greater than the Casualty Threshold at the time of the applicable Casualty, such Net Casualty Proceeds shall be paid to the Proceeds Trustee (herein called the “Restoration Fund”) for release to Tenant as restoration progresses, subject to and in accordance with paragraph 23(b). If Landlord mortgages the Premises with a Mortgage, the Mortgagee thereunder may, at its option be appointed Proceeds Trustee for so long as such Mortgage remains outstanding and such Mortgagee does not Control Landlord or is not Controlled by or under Common Control with Landlord. Insurance proceeds shall be deposited in an interest bearing account and interest shall be distributed to Tenant upon completion of said installation, repair, replacement or rebuilding, provided no default has occurred and is continuing hereunder. All checks drawn on said account shall be signed by the Proceeds Trustee. Provided that no Event of Default by Tenant shall exist under this Lease, insurance proceeds shall be disbursed to Tenant by the Proceeds Trustee under the following procedure:

(A) No more frequently than once per calendar month, Tenant may request that Landlord disburse to Tenant such insurance proceeds as are requested by Tenant to pay for all costs incurred by Tenant for repair and restoration work of the damaged Site that was performed during the immediately preceding calendar month. Tenant’s request shall certify that all work for which reimbursement is requested was performed in compliance with the plans and specifications approved by Landlord pursuant to paragraph 23 and all applicable laws, and shall include reasonably satisfactory evidence of the costs incurred by Tenant and unconditional partial (as to the amount received compared to percentage completion) or final lien releases, as applicable, in form and substance required by applicable law executed by all mechanic’s, materialmen, laborers, suppliers and contractors who performed any portion of the repair work or supplied materials; and

(B) Within fifteen (15) Business Days after receiving Tenant’s request, Landlord shall approve or disapprove Tenant’s request, which approval shall not be unreasonably withheld, delayed, or conditioned by written notice to Tenant. If Landlord approves all or any portion of a request and Landlord has received (and not previously disbursed) insurance proceeds for such costs, then Landlord’s approval shall include a check in the amount approved by Landlord. If Landlord disapproves all or any portion of a request, then Landlord’s notice shall state the reasons for that disapproval. Landlord’s failure to deliver a notice approving or disapproving a request shall be conclusively deemed Landlord’s disapproval of the request.

(C) If any Tenant’s Property is damaged by Casualty during the Term, then Tenant may (in its sole direction) repair and/or replace the same. All proceeds and other amounts payable with respect to Tenant’s Property in connection with any damage thereto by any Casualty shall be the sole and exclusive property of Tenant.

11.	INSURANCE, HOLD HARMLESS AND INDEMNIFICATION

(a) To the fullest extent permitted by law, Landlord shall not be liable to Tenant for any damage to or loss or theft of any property or for any bodily or personal injury, illness or death of any person in, on or about the Premises arising at any time and from any cause whatsoever. TENANT WAIVES ALL CLAIMS AGAINST LANDLORD ARISING FROM ANY LIABILITY DESCRIBED IN THIS PARAGRAPH 11(A).

(b) TO THE FULLEST EXTENT PERMITTED BY LAW, TENANT HEREBY AGREES TO INDEMNIFY AND DEFEND LANDLORD AGAINST AND HOLD LANDLORD HARMLESS FROM ALL CLAIMS ARISING FROM OR RELATED TO ANY USE OR OCCUPANCY OF THE PREMISES, OR ANY CONDITION OF THE PREMISES, OR ANY DEFAULT IN THE PERFORMANCE OF TENANT’S OBLIGATIONS HEREUNDER, OR ANY DAMAGE TO ANY PROPERTY (INCLUDING PROPERTY OF EMPLOYEES AND INVITEES OF TENANT) OR ANY BODILY OR PERSONAL INJURY, ILLNESS OR DEATH OF ANY PERSON (INCLUDING EMPLOYEES AND INVITEES OF TENANT) OCCURRING IN, ON OR ABOUT THE PREMISES OR ANY PART THEREOF OR ANY PART OF THE BUILDING OR THE LAND CONSTITUTING A PART OF THE PREMISES ARISING AT ANY TIME PRIOR TO THE TERMINATION OF THIS LEASE AND FROM ANY CAUSE WHATSOEVER. THIS PARAGRAPH 11(B) SHALL SURVIVE

THE TERMINATION OF THIS LEASE WITH RESPECT TO ANY DAMAGE, BODILY OR PERSONAL INJURY, ILLNESS OR DEATH OCCURRING PRIOR TO SUCH TERMINATION.

(c) Tenant shall, at all times and during the term of this Lease and at Tenant’s sole cost and expense, obtain and keep in force (i) commercial general liability insurance and excess/umbrella liability, including contractual liability, premises liability, products-completed operations, personal and advertising injury, and fire legal liability, all on an “occurrence” policy form, with a minimum combined limit in the amount of Fifty Million Dollars ($50,000,000) per occurrence for bodily injury to, illness of, or death of persons and damage to property occurring in, on or about the Premises; and (ii) Pollution Legal Liability insurance with limits of Three Million Dollars ($3,000,000) per occurrence and Ten Million Dollars ($10,000,000) aggregate; and if the Premises contains an underground storage tank which is in use or operation (not including any storage tanks which have been abandoned in place), Storage Tank Liability insurance with a minimum limit of One Million Dollars ($1,000,000) per claim. Such insurance shall name the Landlord, any Mortgagee of Landlord of whom Tenant shall have been provided written notice, and any other parties designated by Landlord as additional insureds.

(d) Tenant shall, at all times during the term of this Lease and at Tenant’s sole cost and expense, obtain and keep in force statutory worker’s compensation and employer’s liability insurance with limits of One Million Dollars ($1,000,000) per accident, One Million Dollars ($1,000,000) per employee, and One Million Dollars ($1,000,000) per policy limit, in all states in which the Premises and any other operations of the Tenant are located and any other state in which the Tenant may be subject to any statutory or other liability arising in any manner whatsoever out of the actual or alleged employment of others.

(e) Tenant shall, at all times during the Term of this Lease, at Tenant’s sole cost and expense, obtain and keep in force:

(i) insurance against loss or damage to the Premises by fire and all other risks of physical loss covered by “all-risk” property insurance in an amount not less than the full replacement cost of the Improvements at the Premises (without deduction for depreciation) (excluding foundations and footings), including the cost of debris removal and such customary endorsements as Landlord may reasonably require, including “Replacement Cost” and “Demolition & Increased Cost of Construction”; the property policy (or a separate policy maintained by Tenant) should also include:

a) for each Site, flood insurance for at least the lesser of: (i) $100,000,000, or (ii) the full replacement cost of the Improvements at such Site;

b) for each Site, earth movement insurance for at least the lesser of (i) $100,000,000, or (ii) the full replacement cost of the Improvements at such Site; and

c) terrorism insurance for at least $250,000,000 in the aggregate for all North American sites of Tenant and its Affiliates; provided, however, that if the federal backstop provision, Terrorism Risk Insurance Act of 2002 and extension of 2005 (TRIA) is not extended beyond December 31, 2007, then

Tenant shall be required to obtain terrorism insurance in sufficient amounts as reasonably determined by Landlord (which shall in no event exceed the $250,000,000 aggregate limit set forth above for all of Tenant’s North American sites), but only to the extent that: (i) such terrorism insurance is then available to Tenant at a commercially reasonable cost, and (ii) such terrorism insurance is then customarily maintained by operators of properties similar to the Premises;

(ii) boiler and machinery insurance covering pressure vessels, air tanks, boilers, machinery, pressure piping, heating, ventilation and air conditioning equipment, and elevator and escalator equipment, provided the Premises contain equipment of such nature and insurance against loss of occupancy or use arising from any breakdown of any such items, in such amounts as Landlord may reasonably determine;

(iii) business interruption insurance insuring that the Fixed Rent will be paid to Landlord for up to one year if the Premises are destroyed or rendered untenantable by any cause insured against (it being understood that the existence of such insurance does not reduce Tenant’s obligation to pay Fixed Rent without diminution), and in the event of termination of this Lease due to any such insured cause, pay to Landlord one year’s Fixed Rent; and

(iv) insurance in amounts and against such other risks as Landlord or Mortgagee may reasonably require and against such risks as are customarily insured against by operators of similar properties.

(f) In addition, during any period of demolition or new construction or improvements, Tenant shall maintain the following insurance: (i) completed value, non-reporting builders risk insurance for the Premises, including all building materials thereon, covering all risk including collapse during construction, water damage, flood, earthquake and transit coverage, not less than the cost of the construction of the Improvements or alterations; and (ii) general liability, including contractual liability and workers compensation, as required by statute.

(g) All insurance required to be maintained by Tenant under this paragraph 11 and all renewals thereof shall be issued by companies qualified to do business in the states where the Premises are located and having an A.M. Best financial rating of “A: X” or better; or S&P claims paying ability rating of at least “A”. All deductible amounts shall be in commercially reasonable amounts, it being agreed that, as of the date hereof, deductibles in the amount of $250,000 for each policy of insurance required hereunder shall be deemed to be commercially reasonable. Each policy to be maintained by Tenant shall expressly provide that the policy shall not be canceled or adversely altered without thirty (30) days’ prior written notice to Landlord and any Mortgagee of whom Tenant has been provided written notice and shall remain in effect notwithstanding any such cancellation or adverse alteration until such notice shall have been given to Landlord and such period of thirty (30) days shall have expired. All insurance under this paragraph 11 to be maintained by Tenant shall designate Landlord, any Mortgagee of whom Tenant has been provided written notice, and any other parties designated by Landlord as an additional insured and/or loss payee (as appropriate given the nature of the policy, and only if possible given the nature of such policy (for example, but not limitation, such parties shall not be required to be named as additional insureds or loss payees under Tenant’s workers’ compensation and employer’s liability insurance)), and shall be primary and noncontributing with any insurance which may be carried by Landlord. Tenant may carry such insurance under

“blanket” policies. Tenant shall deliver to Landlord a certificate of such insurance in customary form, together with a copy of the declaration page for each such policy and all endorsements specifically applicable to this/these locations, or upon request a copy of each insurance policy. Renewal certificates should be provided no later than the expiration date of each policy. If Tenant fails to provide to Landlord the policies of insurance required by this Section, Landlord may, but shall not be obligated to, procure such insurance for such risks covering Landlord’s interest, and Tenant will pay all premiums thereon within ten (10) Business Days after demand by Landlord, and until such payment is made by Tenant, the amount of all such premiums shall bear interest at the Overdue Rate.

(h) Tenant and Landlord both mutually agree to waive all rights of subrogation against each other on insurance required under this paragraph 11. Additionally, both Landlord and Tenant, as applicable, either prior to or immediately after the Commencement Date, procure from each of their respective insurers providing the insurance required by this paragraph 11, a waiver of all rights of subrogation which such insurer might otherwise, if at all, have to any claims against Landlord or Tenant, as applicable. Tenant shall have the right to control the claims adjustment process for any losses under all policies of property insurance required by this Lease and Landlord shall have the right to participate in such process without (so long as no Event of Default is then continuing) interference to Tenant. If Tenant fails to manage the claims process losses in a diligent manner, Landlord may, upon two (2) Business Days’ notice, assume control of the claims adjustment process.

(i) Tenant shall provide Landlord with all Property Loss Control Reports for the leased Premises completed by Tenant’s property insurance carrier or any third party consultant. In addition, Tenant will provide Landlord with all responses to recommendations listed in the Loss Control Reports.

(j) During the continuance of any Event of Default, Tenant shall pay to Landlord on the first day of each Calendar Quarter an amount equal to one fourth (1/4) of the premiums for the insurance required by this paragraph 11, as reasonably estimated by Landlord on the basis of bills and estimates thereof. If such premium payments shall have been made by Tenant, such amounts shall be held by Landlord or Mortgagee, without interest, and shall not be deemed to be trust funds and may be commingled with the general funds of Landlord or Mortgagee. Landlord shall apply such amounts to the payment of the insurance premiums with respect to which such amounts were paid, subject to any rights of Mortgagee thereto. Landlord shall make no charge for holding and applying such amounts. If at any time the amount on deposit pursuant to this paragraph 11(j) shall be less than the amount deemed necessary by Landlord to pay such premiums as they become due, Tenant shall pay to Landlord the amount necessary to make the deficiency within fifteen (15) Business Days after notice from Landlord requesting payment thereof. Upon the expiration or termination of the term of this Lease (other than as a result of an Event of Default), Landlord shall promptly refund, and cause its Mortgagee to refund, to Tenant any amount held by Landlord or its Mortgagee pursuant to this paragraph 11.

12.	COMPLIANCE WITH LAWS, COVENANTS

(a) Tenant shall, throughout the Term, promptly comply or cause the Premises to comply with or remove or cure any violation of the Premises of, any and all present and future laws including the Americans with Disabilities Act of 1990, as the same may be amended from time to time, ordinances (zoning or otherwise), orders, rules, regulations and requirements of all Federal, State, municipal and other governmental bodies having jurisdiction over the Premises and the appropriate departments, commissions, boards and officers thereof, and the orders, rules and regulations of the Board of Fire Underwriters where the Premises are situated, or any other body now or hereafter constituted exercising lawful or valid authority over the Premises (collectively, “Legal Requirements”), or any portion thereof, or exercising authority with respect to the use or manner of use of the Premises, and whether the compliance, curing or removal of any such violation and the costs and expenses necessitated thereby shall have been foreseen or unforeseen, ordinary or extraordinary, and whether or not the same shall be presently within the contemplation of Landlord or Tenant or shall involve any change in governmental policy, or require structural or extraordinary repairs, alterations or additions by Tenant and irrespective of the amount of the costs thereof. Throughout the Term, Tenant, at its sole cost and expense, shall comply with all agreements, contracts, easements, restrictions, reservations or covenants, if any, running with the land or hereafter created by Tenant or consented to, in writing, by Tenant or requested, in writing, by Tenant (it being agreed that Tenant shall not, for purposes of this paragraph, be deemed to have consented to any Mortgage by executing and/or delivering a Subordination, Non-Disturbance and Attornment Agreement or other documents or instruments requested or required by any Mortgagee). Throughout the Term, Tenant shall also comply with, observe and perform all provisions and requirements of all Permitted Encumbrances (including performing all of Landlord’s obligations as the owner of the Premises thereunder, including paying all costs and expenses and maintaining all insurance coverages required thereby to be paid, maintained or carried by the owner of each Site respectively, if any, and Tenant hereby indemnifies and agrees to defend Landlord from and hold Landlord harmless from any and all Claims made against Landlord for non-compliance or breach of any obligation of the owner of Premises each Site respectively under any Permitted Encumbrances) and all policies of insurance at any time in force with respect to the Premises and required to be obtained and maintained by Tenant under the terms of paragraph 11 hereof and shall comply with all development permits issued by governmental authorities issued in connection with development of the Premises; provided, however, Landlord agrees, upon request of Tenant, to sign promptly and without a charge therefor (except as provided in the final sentence of this subparagraph) any applications or filings (1) for such licenses and permits as may be required by Legal Requirements for the conduct, operation or restoration of the Premises and the business to be conducted therein in accordance with the terms hereof, and (2) for the maintenance of the existing zoning for each Site to continue to permit Tenant’s use thereof, in both cases where the signature of Landlord is required by Legal Requirements in force at the time. All costs incurred by Landlord in connection with obtaining any such licenses and permits and zoning matters shall be borne by Tenant.

(b) If Tenant shall at any time fail to pay any Imposition in accordance with the provisions of paragraphs 6 or 26, or to take out, pay for, maintain and deliver any of the insurance policies or certificates of insurance provided for in paragraph 11, or shall fail to make any other payment or perform any other act on its part to be made or performed hereunder, then Landlord, after five (5) Business Days prior written notice to Tenant (or without notice in situations where Landlord determines that delay is likely to cause harm to Landlord’s interest in the Premises), and without waiving or releasing Tenant from any obligation of Tenant contained in this Lease, may, but shall be under no obligation to do so,

(i) pay any Imposition payable by Tenant pursuant to this Lease; or

(ii) make any other payment or perform any other act on Tenant’s part to be paid or performed hereunder which Tenant shall not have performed within the time required therefor, except that any time permitted to Tenant to perform any act required by this paragraph that cannot reasonably be performed within such time shall be extended for such reasonable period, not to exceed one year, as may be necessary to effectuate such performance, provided that throughout such time Tenant is continuously, diligently and in good faith prosecuting such performance.

Landlord may enter upon the Premises for any such cure purpose set forth in this paragraph 12(b) and take all such action in or on the Premises as may be necessary therefor pursuant to this paragraph 12(b) (subject in all events to paragraph 7(e) above and paragraph 18 below). All sums, reasonable under the circumstances, actually so paid by Landlord and all costs and expenses, including attorney’s fees, incurred by Landlord in connection with the performance of any such act, together with interest thereon at the Overdue Rate and an administrative fee equal to four percent (4%) of all such costs and expenses, shall be paid by Tenant to Landlord within ten (10) days after written demand and submission of reasonable evidence of such expenditures. Landlord shall not be limited in the proof of any damages which Landlord may claim against Tenant arising out of or by reason of Tenant’s failure to provide and keep in force insurance as aforesaid, to the amount of the insurance premium or premiums not paid or incurred by Tenant, and which would have been payable upon such insurance, but Landlord shall also be entitled to recover, as damages for such breach (to the extent actually incurred by Landlord), the uninsured amount of any loss, damages, costs and expenses of suit, including attorney’s fees, suffered or incurred by reason of damage to or destruction of the Premises, or any portion thereof or other damage or loss which Tenant is required to insure against hereunder, occurring during any period when Tenant shall have failed or neglected to provide insurance as aforesaid.

13.	NON-SUBSTANTIAL TAKING

If a portion of any Site shall be taken for public or quasi-public purposes, then (except as provided in paragraph 14 below) Tenant will promptly, at its sole cost and expense, restore, repair, replace or rebuild the improvements so taken in conformity with the requirements of paragraph 9 as nearly as practicable to the condition, size, quality of workmanship and market value thereof immediately prior to such taking, without regard to the adequacy of any condemnation award for such purpose. There shall be no abatement of Rent during such period of restoration. In performing its obligations, Tenant shall be entitled to all condemnation proceeds (whether made available to Landlord (or any Mortgagee) or Tenant) for restoration or repair of the Premises under the same terms and conditions for disbursement set forth for Casualty proceeds in paragraph 10 hereof, including such proceeds being made available by Mortgagee. Tenant shall, at its sole cost and expense, negotiate and, if deemed necessary by Tenant, litigate, the amount of the award, and Landlord shall have the right to participate in such process (without interference to Tenant), and if Tenant fails to diligently prosecute such efforts, Landlord may, upon five (5) Business Days’ prior notice to Tenant, take control of the process. Any condemnation proceeds in excess of the amounts as are made available to Tenant for restoration or repair of the Premises, shall be the sole and exclusive property of Landlord; provided, that Tenant shall have the right to participate in condemnation proceedings with Landlord, and shall be entitled to receive any award made by the condemning authority in respect of Tenant’s Property, Tenant’s business loss or, if available, business relocation and any other Claim permitted by law which does not, in any such case, diminish Landlord’s recovery.

Notwithstanding anything to the contrary contained herein, but provided that if Tenant agrees to purchase the Site affected by such taking or condemnation in accordance with the provisions applicable to a Substantial Taking in paragraph 14 of this Lease, Tenant shall have no obligation to perform any restoration, repair, replacement or rebuilding in connection with any taking or condemnation of the Premises which occurs during the last eighteen (18) months of the Term.

14.	SUBSTANTIAL TAKING; TOTAL CASUALTY

If (a) all or substantially all of any Site shall be taken for public or quasi-public purposes, or any portion of a Site shall be taken for public or quasi-public purposes and Tenant determines that such event has rendered the Site unavailable for use or unsuitable for restoration for continued use and occupancy in Tenant’s business (in either case, a “Substantial Taking”), or (b) any portion of any Site shall be taken for public or quasi-public purposes during the last eighteen (18) months of the Term (an “End of Term Non-Substantial Taking”), or (c) a Casualty shall occur during the last eighteen (18) months of the Term which constitutes a “total loss” for insurance purposes or shall be determined to be a loss of such dimension that the Premises cannot be completely restored or rebuilt within two hundred seventy (270) days computed after the hypothetical date of commencement of such construction (a “Total Casualty”), then, if Tenant elects (in its discretion) not to rebuild as contemplated by paragraph 13 above (in the case of a Substantial Taking), or if Tenant elects (in its discretion) not to rebuild as contemplated by paragraph 13 above (in the case of an End of Term Non-Substantial Taking) or if Tenant elects (in its discretion) not to undertake Casualty Repairs as contemplated by paragraph 10 above (in the case of a Total Casualty), Tenant shall, not later than 90 days after such occurrence in the case of clause (a) or (b) (including a final determination of the condemnation award associated therewith), or determination that the Casualty in question constitutes a Total Casualty in the case of clause (c), deliver to Landlord (i) notice of its intention to terminate this Lease solely for the Site affected by such Substantial Taking, End of Term Non-Substantial Taking or Total Casualty (as applicable) on a date occurring not more than 180 calendar days nor less than 90 calendar days after such notice (the “Site Termination Date”), (ii) a certificate by an officer or authorized representative of Tenant describing the event giving rise to such termination, stating that such event has rendered such taken Site unavailable for use or unsuitable for restoration for continued use and occupancy in Tenant’s business and certifying that Tenant will not use the Site for any Permitted Use at any time within the next three (3) years, and (iii) an irrevocable offer to purchase the affected Site and the related condemnation award and/or insurance proceeds (as applicable) at a price equal to the fair market value (as determined in accordance with Exhibit E) of such Site, considered as encumbered by this Lease including assuming all Extension Terms have been exercised by Tenant and considered as not having been the subject of a condemnation or Casualty (as applicable) plus any prepayment premium or breakage fees charged by any Mortgagee. Landlord shall accept or reject such offer by notice given to Tenant not later than thirty (30) calendar days after receipt of Tenant’s notice, and if Landlord fails to act, it shall be deemed to have accepted the offer. If Landlord shall have accepted such offer or is deemed to have accepted such offer, (1) on the Site Termination Date, Landlord shall convey by special or limited warranty deed to Tenant any remaining portion of the applicable Site in accordance with paragraph 29, along with the right to receive any related condemnation award or insurance proceeds (as applicable) to which Landlord is entitled, (2) this Lease shall no longer apply to such Site as of the Site Termination Date, except for liabilities which accrued prior thereto related to such condemned or damaged (as applicable) Site, (3) this Lease shall remain in full force and effect for the remaining Sites except that the Fixed Rent shall be reduced by the percentage equal to the product of (x) the result of (A) the purchase price paid by Tenant to Landlord for such affected Site and related condemnation award and/or insurance proceeds (as applicable) divided by (B) the price for such affected Site set forth on Exhibit F, provided, however that in no event shall such result be greater than 1.0 (it being agreed that if the result of such division is greater than 1.0, it shall be deemed to be 1.0 for purposes of this calculation), multiplied by (y) the Fixed Rent Reduction/Calculated Site Price Percentage for such affected Site set forth on Exhibit G, (4) Landlord and Tenant shall execute an amendment to this Lease confirming the foregoing, which amendment shall be prepared by or on behalf of Landlord, (5) Tenant shall pay the applicable purchase price, any outstanding amounts due and payable under this Lease, and all of Landlord’s costs and expenses (including attorney’s fees and expenses) related to all of the foregoing, and (6) Tenant shall be entitled to all condemnation awards and insurance proceeds payable by reason of the Substantial Taking, End of Term Non-Substantial Taking or Total Casualty (as applicable). If Landlord rejects such offer, as of the Site Termination Date, (1) this Lease shall no longer apply to such Site, except for liabilities which accrued prior thereto related to such condemned Site, (2) this Lease shall remain in full force and effect for the remaining Sites except that the Fixed Rent shall be reduced by the percentage for such Site set forth on Exhibit G hereto, (3) Landlord and Tenant shall execute an amendment to this Lease confirming the foregoing, which amendment shall be prepared by or on behalf of Landlord, (4) Tenant shall pay all of Landlord’s costs and expenses (including attorney’s fees and expenses) related to all of the foregoing, and (5) Landlord shall be entitled to all condemnation awards and insurance proceeds payable by reason of the Substantial Taking, End of Term Non-Substantial Taking or Total Casualty (as applicable), excluding any such awards or proceeds payable with respect to any Tenant’s Property, loss of business of Tenant and/or moving or relocation costs of Tenant.

15.	DEFAULT: EVENTS OF DEFAULT

The occurrence of any one or more of the following events (“Event of Default”) shall constitute a breach of this Lease by Tenant:

(a) Tenant fails to pay any Fixed Rent as and when such Fixed Rent becomes due, and such failure continues for five (5) Business Days after written notice from Landlord, provided that if Landlord provides any such notices twice during any five (5) consecutive year period during the Term, any subsequent failure to pay Fixed Rent within such five (5) consecutive year period on or before the date that is five (5) Business Days after the same is due (without necessity of notice from Landlord) shall constitute an immediate Event of Default; or

(b) Tenant fails to pay any Additional Rent as and when such Additional Rent becomes due and payable and (i) in the event such Additional Rent is due Landlord, such failure continues for more than five (5) Business Days’ after written notice from Landlord, or (ii) in the event such Additional Rent is due a third party, such failure continues for more than thirty (30) calendar days after written notice from Landlord; or

(c) Tenant fails to deliver a Subordination, Non-Disturbance and Attornment Agreement or estoppel certificate within the required time period; or

(d) Tenant shall assign this Lease or sublet the Premises in violation of the terms of paragraph 25 of this Lease; or

(e) Tenant fails to perform or breaches any agreement or covenant of this Lease not separately covered in this paragraph 15 to be performed or observed by Tenant as and when performance or observance is due and such failure or breach continues for more than thirty (30) calendar days after Landlord’s giving written notice thereof to Tenant; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of thirty (30) calendar days, an Event of Default shall not exist as long as Tenant commences with due diligence and dispatch the curing of such failure or breach within such period of thirty (30) calendar days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such failure or breach within a reasonable time not to exceed (i) one (1) year, in the case of a failure or breach under paragraph 26 hereof (or such shorter period required by Legal Requirements to the avoid the imposition of criminal liability), or (ii) one hundred eighty (180) calendar days in the case of any other failure or breach hereunder; or

(f) Tenant (i) files, or consents by answer or otherwise to the filing against Tenant of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, (ii) makes an assignment for the benefit of Tenant’s creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of Tenant or of any substantial part of Tenant’s property, or (iv) takes action for the purpose of any of the foregoing; or

(g) A court or government authority enters an order, and such order is not stayed or vacated within sixty (60) calendar days, (i) appointing a custodian, receiver, trustee or other officer with similar powers with respect to Tenant or with respect to any substantial part of Tenant’s property, or (ii) constituting an order for relief or approving a petition for relief or reorganization or arrangement or any other petition in bankruptcy, insolvency or other debtors’ relief law of any jurisdiction, or (iii) ordering the dissolution, winding-up or liquidation of Tenant; or

(h) Any event occurs which is specifically stated to be an Event of Default under this Lease; or

(i) During such time that Solo Cup Investment Corporation, a Delaware corporation (“SCIC”), is not a party to this Lease, if Tenant’s Lease Adjusted Debt is in excess of an amount equal to the product of 6.0 multiplied by Consolidated EBITDAR for the most recent twelve (12) full calendar months and an event of default which constitutes a failure to pay interest or principal occurs under Tenant’s First Lien Debt or Tenant’s Second Lien Debt that is not cured within 15 days of the occurrence of such event of default. Tenant shall provide notice of any such event of default to Landlord; or

(j) Any representation or warranty of Tenant contained in that certain Seller’s Certificate by and between Landlord and Tenant dated of even date herewith (the “Representations Letter”) shall have been materially and adversely false as of the date it was made and shall not be cured within ten (10) Business Days after notice from Landlord; provided, however, that if, by the nature of such representation or warranty, such breach cannot reasonably be cured within such period of ten (10) Business Days, an Event of Default shall not exist as long as Tenant commences with due diligence and dispatch the curing of such breach within such period of ten (10) Business Days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such breach within (i) one (1) year, in the case of a breach of paragraph 13 of the Representations Letter and/or any breach of the Representations Letter which requires the performance of capital improvements by Tenant in order to cure the same, or (ii) one hundred eighty (180) days in the case of any other breach of the Representations Letter; or

(k) This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not stayed or vacated within sixty (60) calendar days (but not including any of the foregoing to the extent resulting from the exercise by any Permitted Leasehold Mortgagee of any rights or remedies under a Leasehold Mortgage); or

(l) Tenant shall abandon any Site or fail to occupy or use a substantial portion of any Site as a Permitted Use; or

(m) Any judgment or order for the payment of money in excess of $20,000,000 shall be rendered against Tenant by a court of competent jurisdiction and not paid, discharged or stayed within sixty (60) calendar days after all rights to appeal shall have expired, except, however: (i) for any amounts that are covered by insurance, warranty or surety provided by a carrier, warrantor or other party that has acknowledged coverage in writing and has the ability to perform, and/or (ii) to the extent the party to whom such amounts are due has agreed to accept payment of the same beyond the foregoing sixty (60) day period; or

(n) Tenant fails to pay any insurance premiums within three (3) Business Days’ written notice from Landlord or otherwise fails to continuously maintain all insurance required to be maintained by Tenant in accordance with the terms and conditions of this Lease; or

(o) SCIC fails to comply with the terms of that certain Letter Agreement between Solo Cup Investment Corporation and Landlord of even date herewith, and such failure continues for ten (10) Business Days after written notice from Landlord; or

(p) An event of default shall occur under Tenant’s First Lien Debt, Tenant’s Second Lien Debt, or that certain indenture (“Indenture”) as of February 27, 2004 among Solo Cup Company, the initial Guarantors (as defined in the Indenture) and U.S. National Bank Association, a nationally chartered banking association, as Trustee, and such event of default causes the lenders (or other parties) thereunder to exercise the right to accelerate Tenant’s First Lien Debt, Tenant’s Second Lien Debt, or the debt or other obligations under the Indenture, as applicable. Tenant shall promptly give notice of any such default or acceleration to Landlord.

Landlord may treat the occurrence of any one or more of the foregoing Events of Default as a breach of this Lease. For so long as such Event of Default continues, Landlord, at its option and with or without notice or demand of any kind to Tenant or any other Person, may have any one or more of the remedies provided in this Lease, in addition to all other remedies and rights provided at law or in equity.

16.	REMEDIES

During the continuance of an Event of Default, Landlord shall, in addition to, and not in derogation of any remedies for any preceding breach, with or without notice of demand (except as otherwise expressly provided herein) and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such Event of Default have all of the following remedies available:

(a) Landlord shall have the right to terminate Tenant’s right to possession of the Premises and repossess the Premises by any lawful means without terminating this Lease. Landlord shall use good faith and reasonably prompt efforts, to the extent required by applicable law of the state where the Premises are located, to re-let the Premises for the account of Tenant for such rent and upon such terms as may be satisfactory to Landlord. For the purposes of that re-letting, Landlord may repair, and perform normal remodeling and alterations to the Premises. If Landlord fails to re-let the Premises, Tenant shall pay to Landlord the Rent in this Lease for the balance of the Term as those amounts become due in accordance with the terms of this Lease. If Landlord re-lets the Premises, but fails to realize a sufficient sum from the re-letting to pay the full amount of Rent in this Lease for the balance of the Term as those amounts become due in accordance with the terms of this Lease, after paying all of the costs and expenses of all normal and customary decoration, repairs, remodeling, alterations and additions and the expenses of the re-letting and of the collection of the rent accruing from the re-letting, Tenant shall pay to Landlord the amount of any deficiency upon Landlord’s demand from time to time made.

(b) Landlord shall have the right at any time to give a written termination notice to Tenant and, on the date specified in such notice, Tenant’s right to possession shall terminate and this Lease shall terminate. Upon such termination, Landlord shall have the right to recover from Tenant:

(i) The worth at the time of determination of all unpaid Rent which had been earned at the time of termination;

(ii) (a) The worth at the time of determination of the amount of all unpaid Rent for the balance of the then-Term of this Lease after the time of termination excluding the potential Lease term under any unexercised options for any Extension Terms, reduced (but not below zero dollars ($0.00)) by the worth at the time of determination of the fair rental value of the Premises for the balance of the then Term of this Lease at the time of termination or (b) such greater amount as may be permitted by law; and

(iii) All other amounts necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform all of Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

The “worth at the time of determination” of the amounts referred to in clause (i) above shall be computed by allowing interest at the Overdue Rate. The “worth at the time of determination” of the amount referred to in clause (ii) above shall be computed by discounting such amount to present value by using the discount rate equal to the then Treasury Rate. For the purpose of determining unpaid Rent under clause (i) and (ii) above, the Rent reserved in this Lease shall be deemed to be the total Rent payable by Tenant under paragraph 5 hereof.

(c) Even if Landlord terminates Tenant’s possession under this Lease, this Lease shall continue in effect and Landlord shall have the right to enforce all its rights and remedies under this Lease, including the right to recover all Rent as it becomes due under this Lease. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord’s interest under this Lease shall not constitute a termination of the Lease unless and until written notice of such termination is given by Landlord to Tenant. Landlord shall have unrestricted rights of entry for such purposes following an Event of Default. Landlord shall be entitled to an administrative fee of four percent (4%) of all amounts expended under this paragraph 16.

(d) All agreements and covenants to be performed or observed by Tenant under this Lease shall be at Tenant’s sole cost and expense and without any abatement of Fixed Rent or Additional Rent. If Tenant fails to pay any sum of money to be paid by Tenant or to perform any other act to be performed by Tenant under this Lease as and when due or required to be performed, Landlord shall have the right, but shall not be obligated, and without waiving or releasing Tenant from any obligations of Tenant, to make any such payment or to perform any such other act on behalf of Tenant in accordance with this Lease. All sums so paid by Landlord and all necessary incidental costs shall be deemed Additional Rent hereunder and shall be payable by Tenant to Landlord on demand, together with interest on all such sums from the date of expenditure by Landlord to the date of repayment by Tenant at the Overdue Rate. Landlord shall have, in addition to all other rights and remedies of Landlord, the same rights and remedies in the event of the nonpayment of such sums (plus interest at the Overdue Rate) by Tenant as in the case of default by Tenant in the payment of Rent.

(e) If Tenant abandons the Premises or any Site, Landlord shall have the right, but not the obligation, to sublet the Premises, or such Site on reasonable terms for the account of Tenant, and Tenant shall be liable for all costs of such subletting, including the cost of preparing the Premises, or any portion thereof, including any Site, for subtenants and leasing commissions paid to brokers.

(f) Landlord shall be entitled to collect from Tenant Landlord’s costs and expenses, including attorneys’ fees and expenses, in connection with the enforcement of its remedies and/or the defense of any matter, including during an appeal and whether suit is actually filed or not.

(g) Upon the occurrence of and during the continuance of an Event of Default, Landlord shall have the right to commence an action in any court of competent jurisdiction located in the State of Illinois for the purpose of adjudicating the Event of Default and any or all of Landlord’s rights and remedies under the Lease. Tenant hereby consents to the exercise of personal jurisdiction over Tenant in any such court in Illinois and to Illinois as the choice of venue. Upon adjudication of Landlord’s rights under the Lease, the Landlord, at its option, shall have the right to file additional actions in any and all States in which the Sites are located for the purpose of enforcing Landlord’s rights under the Lease, including without limitation, obtaining orders of possession for the Site or Sites located in such State.

(h) Landlord does hereby fully and forever waive and release any and all rights and interests (whether previously or now existing, or arising in the future) in and to any Lien (whether possessory, statutory or otherwise, and including any rights of levy or distraint for rent) on, against or with respect to any and all of Tenant’s Property and/or any other Person which may, from time to time, have any such assets, trade fixtures, equipment or other property located at the Premises (or any portion thereof). Landlord agrees that it will, from time to time upon

Tenant’s request, execute and deliver to Tenant such documents and instruments as Tenant or any Tenant’s Property Security Party may reasonably request in order to confirm that Landlord has no Lien or Lien rights with respect to any of Tenant’s Property (or of any such other Person described in the preceding sentence).

17.	SUBORDINATION

(a) Subordination, Non-Disturbance. Tenant agrees at any time hereafter, and from time to time within fifteen (15) Business Days of written request of Landlord, to execute and deliver to Landlord a subordination, non-disturbance and attornment agreement substantially in the form attached hereto as Exhibit D, or another form of subordination, non-disturbance and attornment agreement in form and substance acceptable to Landlord and Tenant (in either such case, such instrument, release, document, or agreement is herein called the “Subordination, Non-Disturbance and Attornment Agreement”), in either case subjecting and subordinating this Lease to the Lien of any Mortgage, which at any time may be placed upon the Premises, or any portion thereof, by Landlord, and to any replacements, renewals, amendments, consolidations, modifications, extensions or refinancing thereof. It is agreed, nevertheless, that so long as there exists no Event of Default, such Subordination, Non-Disturbance and Attornment Agreement shall provide that the Mortgagee thereunder shall not interfere with, hinder or reduce the right of Tenant to continue to occupy the Premises, and all portions thereof, and to conduct its business thereon in accordance with the covenants, conditions, provisions, terms and agreements of this Lease. The costs of preparing and recording such document shall be borne by Landlord, but Tenant shall be responsible for its own counsel fees.

(b) Mortgagee Protection Clause. In the event of any act or omission of Landlord constituting a default by Landlord, Tenant shall not exercise any remedy until Tenant has given Landlord and any Mortgagee of the Premises written notice of such act or omission, and until a reasonable period of time (not less than 10 Business Days) to allow Landlord or Mortgagee to remedy such act or omission shall have elapsed following receipt of such notice. However, if such act or omission cannot, with due diligence and in good faith, be remedied within such period or cannot be cured simply by the payment of money, Landlord and Mortgagee shall be allowed such further period of time as may be reasonably necessary provided that it commences remedying the same with due diligence and in good faith and thereafter diligently prosecutes such cure, provided such cure period shall not extend beyond two hundred seventy (270) calendar days after the notice of such default. Nothing herein contained shall be construed or interpreted as requiring any Mortgagee receiving such notice to remedy such act or omission.

(c) Attornment. If any Mortgagee shall succeed to the rights of Landlord under this Lease or to ownership of the Premises, whether through possession or foreclosure or the delivery of a deed to the Premises in lieu of foreclosure, then such Mortgagee shall automatically be deemed to have recognized this Lease and to assume the obligations of Landlord hereunder accruing on and after the date such Mortgagee acquired title to the Premises, and Tenant shall attorn to and recognize such Mortgagee as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument consistent with the Subordination, Non-Disturbance and Attornment Agreement that such Mortgagee may reasonably request to evidence such attornment (whether before or after the making of the Mortgage). In the event of any other transfer of Landlord’s interest hereunder, such transferee shall automatically be deemed to have recognized this Lease and to assume the obligations of Landlord hereunder accruing on and after the date of such transfer, Tenant shall attorn to and recognize such transferee as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument consistent with the Subordination, Non-Disturbance and Attornment Agreement that such transferee and Landlord may reasonably request to evidence such attornment.

(d) Acknowledgement. Upon ten (10) Business Days’ advance written notice, Tenant agrees to execute, acknowledge and deliver a document acknowledging the assignment by Landlord of this Lease to a Mortgagee, in a form then in use among institutional lenders, with such changes therein as may be reasonably requested by the Mortgagee, so long as such document does not affect any of the parties’ respective rights, obligations or liabilities under this Lease.

18.	LANDLORD’S RIGHT OF ENTRY

Landlord, Mortgagee, and their respective designees, shall have the right to enter the Premises, and any part of the Premises, at any time during normal business hours and any part of the Premises on two (2) Business Days’ advance notice (except in the case of an emergency, in which case no advance notice shall be required) and to inspect the same, post notices of non-responsibility, monitor construction, perform appraisals, and perform environmental site assessments and engineering studies, and during the last eighteen (18) months of the Term or at any time after an Event of Default, exhibit the Premises or any Site to prospective tenants, purchasers and mortgagees, and examine Tenant’s books and records located at and pertaining to the Premises, insurance policies, certificates of occupancy and other documents, records and permits in Tenant’s possession at the Premises with respect to the Premises, to the extent that such documents are of the type customarily reviewed by landlords of properties substantially similar to the Premises. Any entry onto the Premises pursuant to this paragraph 18, and any other entry onto the Premises by Landlord, any Mortgagee or any of their respective designees pursuant to this Lease, shall be made subject to and in accordance with the terms of this paragraph 18. Tenant shall have the right to accompany Landlord, Mortgagee and any of their respective designees in connection with any entry by such Person(s) at the Premises, and Landlord, Mortgagee and their respective designees shall comply with Tenant’s reasonable safety and security rules and requirements in connection with any such entry. Any such entry by Landlord, Mortgagee or any designee thereof shall be conducted in a manner which does not unreasonably interfere with Tenant’s ability to conduct its business operations at the Premises, and, to the extent that entry by such parties into certain portions of the Premises would interfere with Tenant’s business therein (or violate Tenant’s reasonable safety and security rules and requirements), Tenant may reasonably limit entry into such portions of the Premises. Landlord hereby indemnifies and agrees to defend and hold harmless Tenant and its partners, members, partners or members of such partners and members and their respective heirs, executors, administrators, personal or legal representatives, successors and assigns from and against any and all claims, expenses, costs, damages, losses and liabilities (including reasonable attorneys’ fees) with respect to physical damage or personal injury to the extent resulting from Landlord’s or its agents’ or representatives’ action on the Premises, which may at any time be asserted against or suffered by Tenant as a result of, on account of, or arising from Landlord or its agents or representatives entering the Premises pursuant to the terms of this paragraph 18. If Landlord, Mortgagee or any designee thereof, in the course of gaining access to the Premises pursuant to this Lease, is exposed to or acquires information which is proprietary to or confidential to Tenant or its Affiliates, or to third parties to whom Tenant owes a duty of confidentiality, then Landlord shall cause such information to be held in strict confidence and none of Landlord, any Mortgagee nor any designee thereof shall copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties or use such information for any purposes whatsoever that are not specifically related to this Lease and the tenancy created hereunder. The terms of the foregoing sentence shall survive the expiration or earlier termination of this Lease.

19.	NOTICES

Notices, statements, demands, or other communications required or permitted to be given, rendered or made by either party to the other pursuant to this Lease or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Lease) and shall be deemed to have been properly given, rendered or made, when received by personal delivery or overnight delivery or overnight courier delivery (or, if such delivery is refused, upon the date that delivery would have occurred but for such refusal) or facsimile transmission (with electronic confirmation therefor) with a confirmation copy of the entire original transmittal sent by overnight delivery or by overnight courier delivery addressed to the other parties as follows:

To Landlord:	iStar SCC Distribution Centers LLC
c/o iStar Financial Inc.
1114 Avenue of the Americas
38th Floor
New York, New York 10036
Attention: Chief Operating Officer
Telephone: (212) 930-9400
Facsimile: (212) 930-9494

With a copy to:	iStar Financial Inc.
3480 Preston Ridge Road, Suite 575
Atlanta, GA 30005
Telephone: (678) 297-0100
Facsimile: (678) 297-0101

AG Net Lease Corp.
c/o Angelo, Gordon & Co., L.P.
245 Park Avenue
26th Floor
New York, New York 10167
Attention: Gordon Whiting
Telephone: (212) 883-4157
Facsimile: (212) 883-4141

With a courtesy copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
525 West Monroe Street
19th Floor
Chicago, Illinois 60661-3693
Attention: Gregory P. L. Pierce, Esq.
Telephone:(312) 902-5200
Facsimile: (312) 902-1061

DLA Piper
1200 19th Street, N.W.
Washington, D.C. 20036
Attention: Michele E. Williams, Esq.
Telephone: (202) 861-3831
Facsimile: (202) 689-7531

To Tenant:	Solo Cup Company
1700 Old Deerfield Road
Highland Park, Illinois 60035
Attention: Chief Financial Officer
Telephone: (847) 831-4800
Facsimile: (847) 579-3577

With a copy to:	Solo Cup Company
1700 Old Deerfield Road
Highland Park, IL 60035
Attn: General Counsel
Telephone: (847) 579-3387
Facsimile: (847) 579-3779

With a courtesy copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention: Anthony J. Aiello
Telephone: (312) 853-7128
Facsimile: (312) 853-7036

Any party listed in this paragraph 19 may, by notices as aforesaid, designate a different address for addresses for notice, statements, demands or other communications intended for it.

20.	ESTOPPEL CERTIFICATE; FINANCIAL DATA

(a) At any time and from time to time, Tenant shall, within fifteen (15) Business Days after written request by Landlord, execute, acknowledge and deliver to Landlord a certificate certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and stating the date and nature of each modification); (b) the Commencement Date and the Lease Expiration Date determined in accordance with paragraph 4 and the Basic Lease Information, and the date, if any, to which all Rent and other sums payable hereunder have been paid; (c) the amount of Fixed Rent currently payable quarterly, (d) that no notice has been received by Tenant of any default by Tenant hereunder which has not been cured, except as to defaults specified in such certificate; (e) that Landlord is not in default under this Lease, except as to defaults specified in such certificate; and (f) such other matters as may be reasonably requested by Landlord or any actual or prospective purchaser or mortgage lender. Any such certificate may be relied upon by Landlord and any actual or prospective purchaser or mortgage lender of the Premises or any part thereof.

(b) At any time and from time to time, Landlord shall, within fifteen (15) Business Days after written request by Tenant, execute, acknowledge and deliver to Tenant a certificate certifying: (a) that this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified, and stating the date and nature of each modification); (b) the Commencement Date and the Lease Expiration Date determined in accordance with paragraph 4 and the Basic Lease Information, and the date, if any, to which all Rent and other sums payable hereunder have been paid; (c) the amount of Fixed Rent currently payable quarterly, (d) that no notice has been received by Landlord of any default by Landlord hereunder which has not been cured, except as to defaults specified in such certificate; (e) that Tenant is not in default under this Lease, except as to defaults specified in such certificate; and (f) such other matters as may be reasonably requested by Tenant or any actual or prospective assignee, subtenant or leasehold mortgagee. Any such certificate may be relied upon by Tenant and any actual or prospective assignee, subtenant or leasehold mortgagee of the Premises or any part thereof.

(c) Tenant shall to deliver to Landlord and to any Mortgagee or purchaser designated by Landlord the following information within ninety (90) days after the end of each fiscal year of Tenant or such longer period as may be permitted by any nationally recognized stock exchange upon which Tenant’s capital stock is listed: an audited balance sheet of Tenant as at the end of such year, an audited statement of profits and losses of Tenant for such year, and an audited statement of cash flows of Tenant for such year, setting forth in each case, in comparative form, the corresponding figures for the preceding fiscal year in reasonable detail and scope and certified by independent certified public accountants of recognized national standing selected by Tenant and within forty-five (45) days or such longer period as may be permitted by any nationally recognized stock exchange upon which Tenant’s stock is listed after the end of each of the first three fiscal quarters of Tenant a balance sheet of Tenant as at the end of such quarter, statements of profits and losses of Tenant for such quarter and a statement of cash flows of Tenant for such quarter, setting forth in each case, in comparative form, the corresponding figures for the similar quarter of the preceding year (or in the case of an interim balance sheet, to the end of the prior year), in reasonable detail and scope, and certified to be complete and accurate by a financial officer of Tenant having knowledge thereof; the foregoing financial statements all being prepared in accordance with generally accepted accounting principles, consistently applied. If and so long as Tenant is a reporting company under the Securities and Exchange Act of 1934, as amended, or if Tenant otherwise files such reports with the SEC in compliance with the Securities and Exchange Act of 1934, as amended, the foregoing requirements of this paragraph 20(c) will be satisfied by the delivery of Tenant’s Forms 10-K, 10-Q and annual reports promptly upon their filing with the Securities and Exchange Commission (it being agreed, for clarity, that Tenant’s delivery of copies of such forms to Landlord promptly after Tenant’s filing of the same with the SEC will be deemed to satisfy the requirements of this paragraph 20(c) regardless of whether such filing and/or delivery takes place during or after the 45 or 90 day period (as applicable) specified above). Together with the annual financial statements described above, Tenant shall deliver to Landlord an annual Site operating expense statement for each Site in detail reasonably satisfactory to Landlord.

(d) Tenant shall, within 30 days after Tenant files Tenant’s annual Form 10-K with respect to each calendar year falling within the Term (other than the first (1st) calendar year), deliver to Landlord and any Mortgagee designated by Landlord the following information: a detailed listing of Capital Expenditures made in each of Tenant’s fiscal quarters of the applicable year, together with the year to date amounts, together with the calculation of Tenant’s Lease Adjusted Debt to Consolidated EBITDAR ratio, in both cases in sufficient detail and with sufficient supporting evidence as Landlord may request, and certified to be complete and accurate by an officer or authorized representative of Tenant having knowledge thereof.

(e) Upon ten (10) Business Days’ prior written notice, but not more than one (1) time per calendar year, Tenant will permit Landlord and its professional representatives to visit Tenant’s offices, and discuss Tenant’s affairs and finances with appropriate officers, and will make available such customary information as Landlord may reasonably request bearing on the Tenant, the Premises or this Lease as Tenant may maintain in the ordinary course of business; provided, that in all events, that such discussions and information shall be relevant to Tenant’s performance of its obligations under this Lease. Landlord shall agree to maintain the confidentiality of any information designated by Tenant as confidential in accordance with the terms of paragraph 18 above.

21.	MECHANICS’ LIENS

(a) Except for Liens created through the act of Landlord, and subject to paragraph 27 of this Lease, Tenant shall not suffer or permit any mechanic’s lien or other Lien to be filed or recorded against the Premises, equipment or materials supplied or claimed to have been supplied to the Premises at the request of Tenant, or anyone holding the Premises, or any portion thereof, through or under Tenant. If any such mechanic’s lien or other lien shall at any time be filed or recorded against the Premises, or any portion thereof, Tenant shall cause the same to be discharged of record or bonded over within sixty (60) calendar days after the date of filing or recording of the same. However, in the event Tenant desires to contest the validity of any Lien it shall (i) on or before thirty (30) calendar days prior to the due date thereof (but in no event later than 60 calendar days after the filing or recording thereof), notify Landlord, in writing, that Tenant intends to so contest same; (ii) on or before the due date thereof, if such Lien involves an amount in excess of $50,000 or if any Mortgagee so requires, deposit with Landlord security (in form and content reasonably satisfactory to Landlord or Mortgagee, which may consist of a bond or title insurance) for the payment, bonding over or obtaining title insurance over of the full amount of such lien, and from time to time provide additional security so that, at all times, adequate security will be available for the payment of the full amount of the Lien together with all interest, penalties, costs and other charges in respect thereof.

(b) If Tenant complies with the foregoing, and Tenant continues, in good faith, to contest the validity of such Lien by appropriate legal proceedings which shall operate to prevent the collection thereof and the sale or forfeiture of the Premises, or any part thereof, to satisfy the same, Tenant shall be under no obligation to pay such Lien until such time as the same has been decreed, by final, non-appealable court order, to be a valid Lien on the Premises. If an Event of Default exists, Landlord may apply any deposit then held by Landlord with respect to any such Lien to discharge such Lien. If no Event of Default exists, then any deposit then held by Landlord will be so applied upon Tenant’s written direction. Any surplus deposit retained by Landlord, after the payment of the Lien shall be repaid to Tenant. Provided that nonpayment of such Lien does not cause Landlord to be in violation of any of its contractual undertakings, Landlord agrees not to pay such Lien during the period of Tenant’s contest. However, if Landlord pays for the discharge of a Lien or any part thereof from funds of Landlord (and not amounts deposited with Landlord by Tenant for such event), any amount paid by Landlord, together with all costs, fees and expenses in connection therewith (including attorney’s fees of Landlord plus an administration fee equal to four percent (4%) of such costs and expenses), shall be repaid by Tenant to Landlord on demand by Landlord, together with interest thereon at the Overdue Rate. Tenant shall indemnify and defend Landlord against and save Landlord and the Premises, and any portion thereof, harmless from and against all Claims resulting from the assertion, filing, foreclosure or other legal proceedings with respect to any such mechanic’s lien or similar Lien (other than those resulting from the acts of Landlord or any Landlord Party) or the attempt by Tenant to discharge same as above provided.

(c) All materialmen, contractors, artisans, engineers, mechanics, laborers and any other Person now or hereafter furnishing any labor, services, materials, supplies or equipment to Tenant with respect to the Premises, or any portion thereof, are hereby charged with notice that they must look exclusively to Tenant to obtain payment for the same. Notice is hereby given that Landlord shall not be liable for any labor, services, materials, supplies, skill, machinery, fixtures or equipment furnished or to be furnished to Tenant upon credit, and that no mechanic’s lien or other Lien for any such labor, services, materials, supplies, machinery, fixtures or equipment shall attach to or affect the estate or interest of Landlord in and to the Premises, or any portion thereof.

(d) Tenant shall not create, permit or suffer, and, subject to the provisions of paragraph 21(a) and 27 hereof, shall promptly discharge and satisfy of record, any other Lien, encumbrance, charge, security interest, or other right or interest which, as a result of Tenant’s action or inaction contrary to the provisions hereof, shall be or become a Lien upon the Premises, or any portion thereof, or the income therefrom, other than Permitted Encumbrances. However, in the event Tenant desires to contest the validity of any other Lien it shall (i) on or before thirty (30) calendar days prior to the due date thereof (but in no event later than sixty (60) calendar days after Tenant receives notice of the filing or recording thereof), notify Landlord, in writing, that Tenant intends to so contest same; (ii) on or before the due date thereof, if such Lien involves an amount in excess of $10,000, bond over or deposit with Landlord or Mortgagee security (in form and content reasonably satisfactory to Landlord or Mortgagee, which may consist of a bond or title insurance) for the payment of the full amount of such Lien and from time to time deposit additional security so that, at all times, adequate security will be available for the payment or bonding over or obtaining title insurance over the full amount of such Lien together with all interest, penalties, costs and other charges in respect thereof.

22.	END OF TERM

(a) Upon the expiration or earlier termination of the Term of this Lease, Tenant shall surrender the Premises to Landlord in good condition and repair suitable for the same use in which the Premises was originally intended as of the Commencement Date except as repaired, rebuilt or altered as required or permitted by this Lease (or, in the case of termination pursuant to paragraph 14, as condemned), with the Equipment – Landlord and Improvements, including all systems and components thereof, having a useful life of at least five (5) years as reasonably determined by Landlord, and Tenant shall surrender all keys to the Premises to Landlord at the place then fixed for notices to Landlord and shall inform Landlord of all combinations on locks, safes and vaults, if any; provided, however, that Tenant shall be permitted to pay Landlord the cost of any improvements or maintenance required to bring the Equipment–Landlord and Improvements, including all systems and components thereof, to a useful life of at least five (5) years in lieu of making any required capital improvements or performing such maintenance. Tenant shall also provide Landlord the current operating manuals and original warranties for the Equipment - Landlord, pursuant to paragraph 9(c). Except as otherwise provided herein, Tenant shall have the right, at its sole election, to either remove or leave in place any Tenant’s Property (other than any inventory of Tenant and readily moveable Tenant’s Trade Fixtures, all of which shall be removed from the Premises prior to the expiration of the Term of this Lease) at the Premises, and all alterations and improvements placed thereon by Tenant and not consented to by Landlord. Tenant shall repair any damage to the Premises caused by any removal of Tenant’s Property from the Premises, and any and all such Tenant’s Property not so removed when Tenant vacates the Premises shall, at Landlord’s option, become the exclusive property of Landlord or be disposed of by Landlord, at Tenant’s cost and expense, without further notice to or demand upon Tenant (subject, however, to any contrary rights granted to any Tenant’s Property Security Party pursuant to the terms of paragraph 27(d)(x) below).

(b) If the Premises are not surrendered as above set forth within ninety (90) days of the Lease Expiration Date, Tenant shall indemnify, defend and hold Landlord harmless from and against loss or liability resulting from the delay by Tenant in so surrendering Premises, including any Claim made by any succeeding occupant founded on such delay. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease for six (6) years. In addition to the foregoing, and in addition to the Additional Rent payable during any such holdover, Tenant shall pay Fixed Rent to Landlord, for each day that Tenant remains in possession of the Premises beyond the Term, an amount equal to the product of: (x) two hundred percent (200%) of the Fixed Rent payable with respect to the then most recent Calendar Quarter falling within the Term, multiplied by (y) a fraction, the numerator of which is the number of days of such holdover, and the denominator of which is the total number of days in such then most recent Calendar Quarter falling within the Term. Any such amounts shall be due from Tenant from time to time within ten (10) Business Days after written demand from Landlord. The provisions of this paragraph 22(b) shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein, at law or at equity.

(c) Subject to the rights of any Leasehold Mortgagee and any Tenant’s Property Security Party, all property of Tenant not removed when Tenant vacates the Premises on or after the last day of the Term of this Lease shall be deemed abandoned. Subject to the rights of any Leasehold Mortgagee and any Tenant’s Property Security Party, Tenant hereby agrees that Landlord may remove all property of Tenant, including Tenant’s Trade Fixtures, from the Premises when Tenant vacates the Premises on or after the termination of this Lease and to cause its transportation and storage, all at the sole cost and risk of Tenant and Landlord shall not be liable for damage, theft, misappropriation or loss thereof and Landlord shall not be liable in any manner in respect thereto and Landlord shall be entitled to dispose of such property, as Landlord deems fit, without the requirement of an accounting. Tenant shall pay all costs and expenses of such removal, transportation and storage. Tenant shall reimburse Landlord upon demand for any expenses reasonably and actually incurred by Landlord with respect to removal or storage of abandoned property and with respect to restoring said Premises in accordance with the terms and conditions of this Lease, plus an administration fee equal to four percent (4%) of such expenses.

(d) Except for surrender upon the expiration or earlier termination of the Term hereof as expressly provided herein, no surrender to Landlord of this Lease or of the Premises shall be valid or effective unless agreed to and accepted in writing by Landlord.

23.	ALTERATIONS

(a) Tenant shall obtain Landlord’s prior written consent before making any of the following alterations, modifications and/or changes to the Premises (collectively, “Consent Alterations”): (i) any change in the structure of the Improvements or any Equipment – Landlord costing at least or in excess of $500,000, (ii) any alterations, additions or improvements which would reduce the fair market value or utility of the Premises in its Permitted Use considered as unencumbered by this Lease, (iii) such alterations, additions or improvements would adversely affect the structural, exterior or roof elements of the Premises or mechanical, electrical, plumbing, utility or life safety systems of the Premises (provided that Tenant shall provide Landlord notice of such alteration, additions, or improvements which directly affect the structural, exterior or roof elements of the Premises or mechanical, electrical, plumbing, utility or life safety systems of the Premises regardless of whether the affect is adverse), or (iv) the installation of any underground storage tanks or underground fuel systems at the Premises or any portion thereof. Landlord’s prior written consent to any Consent Alterations described in clause (i) of the preceding sentence shall not be unreasonably withheld, conditioned or delayed, but Landlord’s consent to the Consent Alterations described in clauses (ii), (iii) and (iv) of such sentence may be granted or withheld in Landlord’s sole discretion; provided, however, that in no event shall Landlord withhold its consent to any Consent Alterations which are required to be made by Legal Requirements. Tenant may make any alterations, modifications, additions or improvements to the Premises (which may include signage) other than Consent Alterations without Landlord’s consent or notice to Landlord. Without limiting the foregoing, Landlord’s consent shall not be required for any alterations, changes, modifications, removals, replacements and/or upgrades to any Tenant’s Property made by Tenant.

(b) All Consent Alterations shall be made at Tenant’s sole cost and expense as follows:

(i) Tenant shall submit to Landlord, for Landlord’s written approval, complete plans and specifications for all work to be done by Tenant. Such plans and specifications shall be prepared by licensed architect(s) and engineer(s) approved in writing by Landlord, shall comply with all applicable codes, ordinances, rules and regulations, shall not adversely affect the structural elements of the Premises, shall be in a form sufficient to secure the approval of all government authorities with jurisdiction over the Premises, and shall be otherwise satisfactory to Landlord in Landlord’s reasonable discretion.

(ii) Landlord shall notify Tenant in writing within thirty (30) calendar days whether Landlord approves, approves on condition that Tenant reverse the alteration at Tenant’s expense at the termination or expiration of this Lease, or disapproves such plans and specifications. Tenant may submit to Landlord revised plans and specifications for Landlord’s prior written approval, which approval shall not be withheld or delayed if (a) the work to be done would not, in Landlord’s reasonable judgment, adversely affect the value, character, rentability or usefulness of the Premises or any part thereof, or (b) the work to be done shall be required by any Legal Requirement. Tenant shall pay all costs, including the fees and expenses of the licensed architect(s) and engineer(s), in preparing such plans and specifications.

(iii) All changes (other than field changes for which no change order is proposed and which will be reflected in the final “as built” plans) in the plans and specifications approved by Landlord shall be subject to Landlord’s prior written approval. If Tenant wishes to make such change in approved plans and specifications, Tenant shall have such architect(s) and engineer(s) prepare plans and specifications for such change and submit them to Landlord for Landlord’s written approval. Landlord shall notify Tenant in writing promptly whether Landlord approves, approves on condition that Tenant reverse the alteration at Tenant’s expense at the termination or expiration of this Lease, or disapproves such change. Tenant may submit to Landlord revised plans and specifications for such change for Landlord’s written approval. After Landlord’s written approval of such change, such change shall become part of the plans and specifications approved by Landlord.

(iv) Tenant shall obtain and comply with all building permits and other government permits and approvals required in connection with the work. Tenant shall, through Tenant’s licensed contractor, perform the work substantially in accordance with the plans and specifications approved in writing by Landlord. Tenant shall pay, as Additional Rent, the entire cost of all work (including the cost of all utilities, permits, fees, taxes, and property and liability insurance premiums in connection therewith) required to make the alterations, additions or improvements. Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expenses incurred by Tenant on account of any plans and specifications, contractors or subcontractors, design of any work, construction of any work, or delay in completion of any work.

(v) Tenant shall give at least ten (10) calendar days prior written notice to Landlord of the date on which construction of any work to be done by outside contractors which involves the roof, a structural element of the building, or otherwise requires Landlord’s approval or consent. Landlord shall have the right to post and keep posted on the Premises any notices that may be provided by law or which Landlord may deem to be proper for the protection of Landlord and the Premises, or any portion thereof, from Liens, and to take any other action Landlord deems necessary to remove or discharge Liens at the expense of Tenant.

(vi) All alterations, additions, improvements, and fixtures, whether temporary or permanent in character, made in or to the Premises by Tenant, shall become part of the Premises and Landlord’s property, except those which are readily removable without causing material damage to the Premises (which shall be and remain the property of Tenant). Upon termination or expiration of this Lease, Tenant shall, at Tenant’s expense, remove all movable furniture, equipment, trade fixtures, office machines and other personal property (including Tenant’s Trade Fixtures) from the Premises (but not the Improvements or Equipment - Landlord) and repair all damage caused by such removal. Termination of this Lease shall not affect the obligations of Tenant pursuant to this paragraph 23(b) to be performed after such termination.

(vii) Promptly following the completion of any alteration, addition, or improvement to the Premises requiring Landlord’s consent, Tenant shall furnish Landlord with a copy in electronic form acceptable to Landlord of the complete plans and specifications for such work (including, if available, so-called “as-built” plans and specifications).

24.	MEMORANDUM OF LEASE

The parties agree to promptly execute a Memorandum of Lease or Short Form of Lease (in either case, a “Memorandum of Lease”) for each Site, as applicable in recordable form and either of the parties shall have the right, without notice to the other party, to record such Memorandum of Lease. Notwithstanding the foregoing, the parties will not execute a Memorandum of Lease for Property Federalsburg unless reasonably requested by Landlord upon thirty (30) calendar days’ written request to Tenant. Tenant shall pay all costs of recording such Memorandum(s) of Lease. If one or more Memorandum(s) of Lease is recorded, Landlord and Tenant shall execute such customary amendments and terminations related thereto as may be required or requested by Landlord or Tenant within five (5) Business Days of receipt thereof.

25.	SUBLETTING/ASSIGNMENT

(a) Except as provided herein, Tenant shall not, directly or indirectly, without the prior written consent of Landlord, assign this Lease or any interest herein, or any interest in Tenant, or sublease the Premises or any part thereof, or permit the use or occupancy of the

Premises by any Person other than Tenant and its agents, representatives, employees, directors, officers, shareholders, affiliates, consultants, independent contractors, permitted subtenants, licensees, invitees and permitted successors and assigns. Except as provided herein, this Lease shall not, nor shall any interest herein, be assignable as to the interest of Tenant involuntarily or by operation of law without the prior written consent of Landlord. Notwithstanding the foregoing, or anything to the contrary contained in this Lease, the Tenant may, without the prior written consent of Landlord: (i) sublease up to twenty percent (20%) of the square footage of Improvements of any Site, (ii) sublease any portion of any Site which is principally farmland or agricultural in nature for farm or agricultural purposes (the parties acknowledge that a portion of the Property Urbana is or may be, as of the Commencement Date, encumbered by such a farm/agricultural sublease), or (iii) sublease all or any portion of any Site to any Affiliate of Tenant. The parties agree that the square footage sublet under any sublease entered into pursuant to clause (ii) and/or (iii) of the preceding sentence shall not be counted towards the 20% square footage limitation described in clause (i) of such sentence. In conjunction with any sublease permitted herein, Tenant may grant to the subtenant thereunder rights of use and/or occupancy of the relevant Site which are not included in the sublease premises thereunder (such as parking rights, signage rights and roof rights). Tenant may enter into any sublease or assignment which requires Landlord’s consent hereunder before obtaining such consent, so long as the sublease or assignment in question contains terms providing that the same is expressly conditioned upon obtaining Landlord’s consent, and will not become effective until such consent is obtained.

For purposes of this paragraph 25(a), the occurrence of a Corporate Control Event shall be deemed to be an assignment of this Lease which is prohibited by the preceding paragraph unless Tenant obtains Landlord’s prior written consent as set forth above. Notwithstanding the foregoing, Landlord’s prior written consent shall not be required if (i) immediately following a Corporate Control Event, the Tenant under this Lease (or any Person which then comprises Tenant) has a Credit Rating meeting the Investment Grade Criteria, or (ii) in connection with any Corporate Control Event: (a) the Person which has acquired the assets or equity interests in question has contributed capital of not less than $200,000,000 of such Person’s funds (as either equity or explicitly subordinated debt) or paid no less than $200,000,000 for such equity interests and (b) immediately following such Corporate Control Event, Tenant and its Subsidiaries have a proforma Lease Adjusted Debt to Consolidated EBITDAR of not greater than five and one-half (5.5) to one (1) determined on a trailing twelve month basis giving effect to the Corporate Control Event and Tenant has presented evidence thereof satisfactory to Landlord of such facts (which evidence may include a certified statement of the sources of all funds used to acquire such assets or equity interests).

Any of the foregoing prohibited acts without such prior written consent of Landlord, if required, shall at the option of Landlord constitute an immediate Event of Default that entitles Landlord to all remedies available at law and pursuant to this Lease. Other than Corporate Control Events which require Landlord’s consent as provided above, the direct or indirect transfer of interests in Tenant (or any Person which comprises Tenant) shall not constitute an assignment of this Lease and shall not require Landlord’s consent.

Tenant agrees that, if an assignment of this Lease is effected by a written instrument (as opposed to an assignment effected by a Corporate Control Event) the instrument by which any assignment to which Landlord consents is accomplished shall expressly provide that the assignee will perform all of the covenants to be performed by Tenant under this Lease (in the case of a partial assignment, only insofar as such covenants relate to the portion of the Premises subject to such partial assignment) as and when performance is due after the effective date of the assignment and that Landlord will have the right to enforce such covenants directly against such assignee. Any purported assignment which is effected by a written instrument that does not contain the foregoing provisions shall be void; provided that this sentence shall not apply to an assignment effected by or pursuant to a Corporate Control Event. Unless and until expressly released by Landlord, Tenant shall in all cases remain primarily liable (and not liable merely as a guarantor or surety) for the performance by any assignee of all such covenants, as if no assignment had been made.

(b) If Landlord consents in writing, or if no such consent is required as specifically set forth in paragraph 25(a) above, Tenant may complete the intended assignment or sublease subject to the following conditions: (i) no assignee or sublessee shall (except as provided herein) have a right further to assign or sublease without the prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed, or conditioned, and (ii) Tenant shall, upon its receipt, remit to Landlord fifty percent (50%) of Tenant’s net profit on any sublet or assignment (but the terms of this clause (ii) shall not apply to any net profit resulting from a Corporate Control Event). Solely for purposes of determining such Tenant’s net profit, the following shall apply. Tenant’s net profit shall be determined on a quarterly basis and is hereby defined as the amount by which all monthly payments from such subtenant or assignee paid to Tenant exceed the sum of (i) total quarterly Rent paid by Tenant which is attributable to the space sublet or assigned (as reasonably agreed to by Landlord and Tenant, and shall be generally based upon the improved portions of the Premises) plus (ii) the Quarterly Subtenant Allowance. The term “Quarterly Subtenant Allowance” means the result of (A) all reasonable out-of-pocket expenses paid by Tenant to third-parties in obtaining such sublease or assignment directly relating only to the portions of the Premises which is subject to such sublease or assignment (including, to the extent applicable, brokers fees, attorneys fees, and improvements to the Premises which shall only be made in accordance with the terms of this Lease) divided by (B) the total number of quarters in the term of the sublease or assignment. No sublet of an entire Site shall be permitted unless the rental payments from such subtenant to Tenant and paid by Tenant to Landlord pursuant to this paragraph 25(b) qualify as “rent from real property” under Section 856 of the Internal Revenue Code of 1986, as amended. Tenant shall provide Landlord with an executed copy of any assignment or sublease entered into promptly after full execution thereof (but, in the case of an assignment, only if such assignment is effected pursuant to a written instrument (as opposed to an assignment effected by a Corporate Control Event)).

(c) Unless and until expressly released by Landlord (it being agreed that Landlord shall not be required to give such release), no assignment or sublease whatsoever shall release Tenant from Tenant’s obligations and liabilities under this Lease (which shall continue as the obligations of a principal and not of a guarantor or surety) or alter the primary liability of Tenant to pay all Rent and to perform all obligations to be paid and performed by Tenant. The acceptance of Rent by Landlord from any other Person shall not be deemed to be a waiver by Landlord of any provision of this Lease. Consent to one assignment or sublease shall not be deemed consent to any subsequent assignment or sublease. If any assignee, subtenant or successor of Tenant defaults in the performance of any obligation to be performed by Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such assignee, subtenant or successor. Landlord may consent to subsequent assignments or subleases or amendments or modifications to this Lease with assignees, subtenants or successor of Tenant, without notifying Tenant or any successor of Tenant and without obtaining any consent thereto from Tenant or any successor of Tenant, and such action shall not release Tenant from liability under this Lease.

(d) Except as provided in paragraph 27 below, Tenant shall have no right to mortgage, grant a Lien upon, encumber or otherwise finance Tenant’s interest under this Lease or record a Lien upon Tenant’s interest in the Premises under this Lease, and Tenant shall not permit, cause or suffer to be recorded in the real estate records of the county in which the Premises are located any mortgage, deed to secure debt, deed of trust, assignment, UCC financing statement or any other document granting, perfecting, or recording a Lien upon Tenant’s interest in this Lease or interest in the Premises under this Lease. Except as provided in paragraph 27 below, Tenant shall not give any notice, or permit or cause any other party to give any notice, to Landlord of any existing Lien on or security interest in Tenant’s interest in this Lease or interest in the Premises under this Lease. Nothing contained in this paragraph shall be deemed to apply to any Lien granted by Tenant upon any or all of Tenant’s Property, which shall be permitted without consent of Landlord (as provided in paragraph 27 below).

(e) If Tenant shall assign this Lease or sublet the Premises or any portion thereof to any Person other than Landlord, or request the consent of Landlord and Mortgagee to any assignment, subletting, or other action which requires Landlord’s consent hereunder, Tenant shall pay Landlord’s and Mortgagee’s fees and costs (including attorney’s fees) incurred in connection therewith.

(f) Tenant agrees to give notice to any Mortgagee of whom Tenant has been provided written notice of any request for consent to any assignment or transfer of the Lease or subletting of all or any portion of the Premises simultaneously with delivery of notice thereof to Landlord.

(g) Landlord agrees, upon request of Tenant, to execute and deliver a subordination, non-disturbance and attornment agreement in form and substance mutually satisfactory to Landlord and Tenant (“Landlord SNDA”) with respect to each Qualified Sublease (as hereinafter defined). Tenant shall, upon request of Landlord and as a condition to Landlord executing a Landlord SNDA, submit to Landlord sufficient information to enable Landlord to verify that the sublease for which a Landlord SNDA is being requested is a Qualified Sublease. For purposes hereof, a “Qualified Sublease” shall mean a sublease which is executed after the date hereof with a subtenant who is a person or entity which has a credit rating or creditworthiness (taking into account any security deposit, letter of credit or other credit enhancement provided by such subtenant) which is reasonably acceptable to Landlord and any Mortgagee of Landlord.

(h) The parties acknowledge that Tenant is currently the landlord under a certain Office Lease dated as of January 27, 2000, as amended by a First Amendment to Lease Agreement dated as of January 1, 2005 (as the same may be further amended, modified, renewed and/or restated from time to time, the “CSO Lease”), with Community Service Options, Inc., as tenant (together with its successors and assigns, “CSO”), with respect to a portion of the Property Chicago consisting of approximately 5,065 square feet of office space (as shown on Exhibit A to the CSO Lease), and 25 parking spaces at the Property Chicago, and Tenant represents that the term of the CSO Lease expires on December 31, 2007, that CSO has no further rights to extend the term or purchase the property subject to the CSO Lease, and that

Tenant will not amend, extend, or otherwise modify the CSO Lease unless CSO executes an instrument confirming the subordination of the CSO Lease to this Lease (and/or to any Mortgage of Landlord with respect to the Property Chicago) and CSO’s attornment obligations set forth in the CSO Lease. The parties acknowledge that the CSO Lease shall constitute a Qualified Sublease for purposes hereof. Accordingly, Landlord agrees that, notwithstanding any Event of Default by Tenant hereunder or any termination of this Lease, Landlord will not disturb the rights of CSO under the CSO Lease so long as CSO is not in default thereunder, all as contemplated by Section 17 of the CSO Lease. Tenant agrees that, if reasonably requested in writing by Landlord, Tenant shall exercise its rights under Section 17 of the CSO Lease to obtain from CSO an instrument confirming the subordination of the CSO Lease to this Lease (and/or to any Mortgage of Landlord with respect to the Property Chicago) and CSO’s attornment obligations set forth in said Section 17 of the CSO Lease, and that Tenant shall thereafter use commercially reasonable efforts to enforce its rights to obtain such instrument thereunder.

26.	HAZARDOUS MATERIAL

(a) During the Term, Tenant (i) shall in connection with its use and occupancy of the Premises comply, and cause the Premises to comply, with all Environmental Laws (as hereinafter defined) applicable to the Premises (including the making of all submissions to governmental authorities required by Environmental Laws and the carrying out of any remediation programs required by such authorities), (ii) shall use, generate, manufacture, refine, produce, process, store, handle, transfer and transport Hazardous Materials at the Premises only of such types and in such quantities as are necessary for Tenant’s industrial, commercial and office uses of the Premises as permitted under this Lease and in a manner which complies with Environmental Laws (but nothing contained in the foregoing shall be deemed to require Tenant to remove from the Premises any other Hazardous Materials currently located at the Premises, except to the extent that such removal is required by Environmental Laws), (iii) shall not install any underground storage tanks or asbestos containing materials at the Premises, and (iv) shall cause any alterations of the Premises to be done in a way so as to not expose in an unsafe manner the persons working on or visiting the Premises to Hazardous Materials.

(b) “Environmental Laws” means the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §§6901, et seq. (RCRA), as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§9601 et seq. (CERCLA), as amended, the Toxic Substance Control Act, as amended, 15 U.S.C. §§2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, as amended, 7 U.S.C. §§136 et seq., and all applicable federal, state and local environmental laws, ordinances, rules and regulations, as any of the foregoing may have been or may be from time to time amended, supplemented or supplanted, and any other federal, state or local laws, ordinances, rules and regulations, now or hereafter existing relating to regulations or control of Hazardous Material(s). The term “Hazardous Materials” as used in this Lease shall mean substances defined as “hazardous substances”, “hazardous materials”, “hazardous wastes” or “toxic substances” in any applicable federal, state or local statute, rule, regulation or determination, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§1801, et seq.; the Resource, Conservation and Recovery Act of 1976, 42 U.S.C. §§6901, et seq.; and, asbestos, pcb’s, radioactive substances, methane, volatile hydrocarbons, petroleum or petroleum-derived substances or wastes, radon, industrial solvents or any other hazardous or toxic material as may be specified in applicable law or regulations.

(c) Tenant agrees to protect, defend, indemnify and hold harmless Landlord, its members, directors, officers, employees and agents, and any successor Landlord, their direct or indirect members, partners, directors, officers, employees, and agents (collectively, the “Indemnified Parties”), from and against any and all liability, including all foreseeable and all unforeseeable damages including attorney’s and consultant’s fees, fines, penalties and civil or criminal damages, directly or indirectly arising out of the use, generation, storage, treatment, release, threatened release, discharge, spill, presence or disposal of Hazardous Materials from, on, at, to or under the Premises prior to or during the Term of this Lease, and including for all matters disclosed in the environmental reports with respect to the Sites prepared for and delivered to Tenant and Landlord or its Affiliates by EMG, each dated May 24, 2007, Project numbers 82039.07R-001.135 (for the Property Chicago), 82310.07R-002.135 (for the Property Urbana), 82310.07R-001.135 (for the Property Dallas), 82308.07R-001.135 (for the Property Conyers), 82310.07R-004.135 (for the Property Augusta), and 82310.07R-003.135 (for the Property Federalsburg) (collectively, the “Environmental Reports”), and the cost of any required or necessary repair, response action, remediation, investigation, cleanup or detoxification and the preparation of any closure or other required plans in connection therewith, whether such action is required or necessary prior to or following transfer of title to the Premises. This agreement to indemnify and hold harmless shall be in addition to any other obligations or liabilities Tenant may have to Landlord at common law under all statutes and ordinances or otherwise, and shall survive following the date of expiration or earlier termination of this Lease. Tenant expressly agrees that the representations, warranties and covenants made and the indemnities stated in this Lease are not personal to the Landlord initially named in this Lease, and the benefits under this Lease may be assigned to any successor Landlord hereunder, which successor Landlord may proceed directly against Tenant to recover pursuant to this Lease. Tenant, at its expense, may institute appropriate legal proceedings with respect to environmental matters of the type specified in this paragraph 26(c) or any Lien for such environmental matters, not involving Landlord or its Mortgagee as a defendant (unless Landlord or its Mortgagee is the alleged cause of the damage), conducted in good faith and with due diligence, provided that such proceedings shall not in any way impair the interests of Landlord or Mortgagee under this Lease or contravene the provisions of any Mortgage. Counsel to Tenant in such proceedings shall be reasonably approved by Landlord if Landlord is a defendant in the same proceeding. Landlord shall have the right to appoint co-counsel, which co-counsel will cooperate with Tenant’s counsel in such proceedings. The fees and expenses of such co-counsel shall be paid by Landlord, unless such co-counsel are appointed because the interests of Landlord and Tenant in such proceedings, in such counsel’s opinion, are or have become adverse, or Tenant or Tenant’s counsel is not conducting such proceedings in good faith or with due diligence.

(d) Tenant, upon two (2) Business Days’ prior notice shall permit such Persons as Landlord or any assignee of Landlord may designate and (unless an Event of Default has occurred and is continuing) approved by Tenant, which approval shall not be unreasonably withheld or delayed (“Site Reviewers”), to visit the Premises from time to time (but not more frequently than one (1) time per calendar year during the Term, unless either: (i) reasonable cause exists therefor (as defined below), or (ii) an Event of Default shall be continuing) and perform environmental site investigations and assessments (“Site Assessments”) on the Premises for the purpose of determining whether there exists on the Premises any environmental condition which may result in any liability, cost or expense to Landlord or any other owner or occupier of the Premises. For purposes of the foregoing, “reasonable cause” shall mean that any of the following have occurred with respect to the Premises: (x) written notice of action by a governmental authority under Environmental Laws shall have been received by Landlord or Tenant, (y) a third party claim relating to Hazardous Materials shall have been filed against the Premises, or (z) or Landlord shall propose to enter into a sale or financing of the Premises. Any such Site Assessments shall be non-intrusive; provided, that if any such non-intrusive Site Assessment reveals, or a governmental authority or third party claimant alleges in writing, that the Premises are subject to contamination by Hazardous Materials (for clarity, not including Hazardous Materials which are being properly stored and/or handled at the Premises), then such Site Assessments may include both above and below the ground testing for environmental damage or the presence of Hazardous Material on the Premises and such other tests on the Premises as may be necessary to conduct the Site Assessments in the reasonable opinion of the Site Reviewers (but only to the extent warranted by such investigation or other action described above), but any such Site Assessments shall be performed in accordance with the terms of paragraph 18 above. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments (other than information previously supplied in writing to Landlord by Tenant) and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting all Site Assessments shall be paid by Landlord unless an Event of Default has occurred and is continuing or unless the Site Reviewers discover an environmental condition causing the Premises not to be in compliance with applicable Environmental Laws, in either of which events such cost will be paid by Tenant within ten (10) calendar days after demand by Landlord with interest to accrue at the Overdue Rate. Landlord, promptly after written request by Tenant and payment by Tenant to the extent required as aforesaid, shall deliver to Tenant copies of reports, summaries or other compilations of the results of such Site Assessments. Tenant’s sole remedy for Landlord’s breach of the preceding sentence shall be a mandatory injunction, and not a termination of this Lease or a withholding or reduction of Rent. Landlord shall maintain the confidentiality of any Site Assessments in accordance with the terms of paragraph 18 above. Neither Landlord nor the Site Reviewers shall damage the Premises or any Tenant’s Property in connection with any entry onto the Premises pursuant to this paragraph 26(d).

(e) Tenant shall notify Landlord in writing, promptly upon Tenant’s learning thereof, of any:

(i) notice or Claim to the effect that Tenant is or may be liable to any Person as a result of the release or threatened release of any Hazardous Material into the environment from the Premises;

(ii) notice that Tenant is subject to investigation by any governmental authority evaluating whether any remedial action is needed to respond to the release or threatened release of any Hazardous Material into the environment from the Premises;

(iii) notice that the Premises are subject to an environmental Lien; and

(iv) notice of violation to Tenant or knowledge by Tenant of a condition which might reasonably result in a notice of violation of any applicable Environmental Law that could, in either case, have a material adverse effect upon the Premises.

(f) Tenant acknowledges that, as of the date hereof, two (2) underground storage tanks are located at the Property Chicago, as more fully described in the Environmental Report relating to the Property Chicago. Tenant represents that, to Tenant’s knowledge, such underground storage tanks located at the Property Chicago have heretofore been filled with sand and abandoned in place, and such underground storage tanks are no longer in use or operation by Tenant. Tenant agrees that in no manner, expressed or implied, shall Landlord have any responsibility for such underground tanks. Tenant hereby agrees to indemnify, defend and hold harmless Landlord from any and all claims and damages in any way relating to such underground tanks, including claims and damages from subsurface and groundwater conditions relating to the underground tanks. Such indemnity shall survive the termination of this Lease.

(g) Tenant agrees to (i) continue to implement the asbestos operation and maintenance programs currently in effect at Property Federalsburg, Property Dallas, Property Urbana, and (ii) develop and implement an asbestos operation and maintenance program reasonably consistent with those maintained by Tenant at Property Federalsburg, Property Dallas and Property Urbana at Property Augusta within 30 days of the Commencement Date.

27.	FINANCING/LEASEHOLD MORTGAGE/SECURITY INTERESTS IN TENANT’S PROPERTY

(a) Landlord may assign this Lease to any Person which acquires Landlord’s interest in the Premises, including any Mortgagee. Tenant shall execute, acknowledge and deliver any documents reasonably requested by Landlord, any such transferee, or Mortgagee relating to such assignment of the Lease by Landlord or the Mortgage financing, so long as such documents do not adversely affect the significant rights, obligations or liabilities of the parties hereunder.

(b) If Landlord proposes to refinance any Mortgage, Tenant shall cooperate in the process, and shall negotiate in good faith any request made by a prospective Mortgagee for changes or modifications to this Lease, and shall not unreasonably withhold its consent to any such proposed change or modification so long as such proposed change or modification does not adversely affect any significant right of Tenant under this Lease, shorten any notice or cure period to which Tenant is entitled, increase Tenant’s obligations under this Lease or otherwise adversely affect Tenant and, during the last twenty-four (24) months of the term of any Mortgage held by Mortgagee, Landlord may exhibit the Premises to prospective mortgagees, and permit such potential mortgagee to examine all materials and records which shall be customary for a mortgagee’s inspection, subject at all times to the right of entry provisions of paragraph 18 and the confidentiality requirements set forth in this Lease. Landlord shall reimburse Tenant for Tenant’s reasonable costs and expenses in connection with any modification of the Lease pursuant to this paragraph 27(b). Tenant agrees to execute, acknowledge and deliver documents reasonably requested by the prospective Mortgagee (such as a consent to the financing (without encumbering Tenant’s assets), a consent to assignment of lease, and a subordination, non-disturbance and attornment agreement meeting the standards set forth in paragraph 17) customary for tenants to sign in connection with mortgage loans to their landlords, so long as such documents are in form then customary among institutional lenders and the same do not adversely affect the significant rights, obligations or liabilities of the parties hereunder.

(c) On request of Landlord, Tenant agrees to provide any Mortgagee or prospective Mortgagee the information to which Landlord is entitled hereunder. If any such information is non-public each party requesting such information shall sign a confidentiality agreement in form and substance satisfactory to Tenant prior to such Mortgagee’s or prospective Mortgagee’s receiving such information.

(d) Notwithstanding anything in this Lease to the contrary:

(i) Consent. Landlord specifically consents to the execution, delivery and recordation of the mortgage or deed of trust (or other Leasehold Mortgage) on Tenant’s leasehold interest in favor of a Permitted Leasehold Mortgagee and the encumbering of Tenant’s interest in this Lease; and further agrees that such execution, delivery and recordation shall not be deemed to be a default pursuant to the terms of this Lease.

(ii) Notices and Demands. No notice of default, event of default or termination given by Landlord to Tenant shall be deemed to have been duly given unless and until a copy of the notice has been served on a Permitted Leasehold Mortgagee in the manner specified in paragraph 19, provided that Tenant agrees that it will provide one Person for any Permitted Leasehold Mortgagee or an agent for a group of Permitted Leasehold Mortgagees, and Landlord shall have no obligation to furnish a notice to any other Person in connection with a Leasehold Mortgage.

(iii) Right to Cure. Subject to paragraph 19 above, any Permitted Leasehold Mortgagee shall have the right, but not the obligation, to perform any term, covenant, condition or agreement and to remedy any default or Event of Default by the Tenant under this Lease, and Landlord shall accept such performance by the Permitted Leasehold Mortgagee with the same force and effect as if performed by the Tenant; provided, however, that such cure right may not be exercised by the Permitted Leasehold Mortgagee more than two (2) times in any twelve month period or more than seven (7) times over the Term. Except in the case of the failure to pay Rent, the Permitted Leasehold Mortgagee shall have a period which shall extend three (3) Business Days beyond the cure period given to the Tenant under this Lease within which to remedy any default of the Tenant hereunder or cause such default to be remedied. Landlord hereby authorizes the Permitted Leasehold Mortgagee to enter upon the Premises to effect the cure of a default by the Tenant. If there is a restraint that precludes the Permitted Leasehold Mortgagee from taking any action hereunder or otherwise (such as a judicial order or administrative order, including, an automatic stay), the running of the applicable grace periods shall be tolled for a period not to exceed twenty (20) calendar days. The Permitted Leasehold Mortgagee’s failure to cure any default or Event of Default by the Tenant which cannot be cured by the Permitted Leasehold Mortgagee because it is personal to Tenant shall not prohibit the Permitted Leasehold Mortgagee from exercising its rights under subparagraph (vi). For the purposes of this Lease, defaults deemed to be “personal” to Tenant shall include (i) the failure to deliver books and records (including financial statements and balance sheets), and (ii) the bankruptcy or reorganization of Tenant. Defaults deemed to be not “personal” to Tenant shall include (x) Tenant’s obligations regarding the condition of the Premises, including Tenant’s obligations to maintain or repair the Premises and (y) Tenant’s obligations to comply with laws, including Environmental Laws.

(iv) Certain Defaults. In the event a default by the Tenant occurs in the performance or observance of any non-monetary term, covenant, condition or agreement on the Tenant’s part to be performed under this Lease which cannot practicably be cured by the Permitted Leasehold Mortgagee without taking possession of the Premises, or if such non-monetary default is of such a nature that the same is not susceptible of being cured by the Permitted Leasehold Mortgagee because it is personal to Tenant, then Landlord shall not serve a notice of election to terminate this Lease or Tenant’s right of possession pursuant to the terms hereof, or otherwise terminate the leasehold estate or any other estate, right, title or interest of the Tenant hereunder by reason of such default without allowing the Permitted Leasehold Mortgagee reasonable time (not to exceed one hundred eighty (180) calendar days from the date on which notice is received by the Permitted Leasehold Mortgagee) within which:

a) In the case of a default which cannot practically be cured by the Permitted Leasehold Mortgagee without taking possession of the Premises, to obtain possession of the Premises as mortgagee (through the appointment of a receiver or otherwise), and, upon obtaining possession, to commence promptly and diligently prosecute to completion such action as may be necessary to cure such default; and

b) In the case of a default which cannot be cured by the Permitted Leasehold Mortgagee because it is personal to Tenant, to commence promptly and diligently prosecute to completion foreclosure proceedings or to acquire the Tenant’s estate hereunder, either in its own name or through a nominee, by assignment in lieu of foreclosure.

(v) The Permitted Leasehold Mortgagee shall not be required to continue to proceed to obtain possession, or to continue in possession as mortgagee, of the Premises pursuant to clause (iv)(a) above, or to continue to prosecute foreclosure proceedings pursuant to clause (iv)(b) above, if and when such default shall be cured. If the Permitted Leasehold Mortgagee, or its nominee, or a purchaser at a foreclosure sale, shall acquire title to the Tenant’s leasehold estate hereunder, and shall cure all defaults of the Tenant hereunder (except with respect to such defaults that cannot be cured by Permitted Leasehold Mortgagee because they are personal to Tenant) which are reasonably susceptible of being cured by the Permitted Leasehold Mortgagee, or by such nominee or purchaser, as the case may be, then the defaults of any prior holder of the Tenant’s leasehold estate or any other estate, right, title or interest hereunder which are not susceptible of being cured by the Permitted Leasehold Mortgagee because they are personal to Tenant (or by such nominee or purchaser) shall no longer be deemed to be defaults hereunder.

(vi) The Permitted Leasehold Mortgagee’s Rights Under the Leasehold Mortgage. In the event a default under the Leasehold Mortgage shall have occurred, the Permitted Leasehold Mortgagee may exercise with respect to the Premises any right, power or remedy afforded to it which is not in conflict with any of the provisions of this Lease; including the right to exercise its foreclosure remedies contained in the Leasehold Mortgage, to take over the Tenant’s interest as tenant under this Lease, and/or to realize on the stock of Tenant and/or any of Tenant’s Affiliates.

(vii) Assignment. If a Permitted Leasehold Mortgagee forecloses upon or otherwise acquires all or part of the Tenant’s leasehold interest and/or the equity interests in Tenant, the transfer to such Permitted Leasehold Mortgagee or to any third party designated by Permitted Leasehold Mortgagee shall not require Landlord’s consent provided that, in the case of a transfer to a third party designee, such third party designee shall have a Credit Rating meeting the Investment Grade Criteria at the time of such acquisition, and at least five (5) years demonstrated experience acceptable to Landlord and Mortgagee in managing and operating similar properties and operations as Tenant’s.

(viii) Successors and Assigns. The provisions of this paragraph 27(d) shall inure to the benefit of the permitted successors and/or assigns of the Permitted Leasehold Mortgagee, provided in each case such successors and/or assigns are Permitted Leasehold Mortgagees.

(ix) Further Assurances. In the event that Tenant proposes to enter into a Leasehold Mortgage, Landlord shall reasonably and diligently cooperate with Tenant and the Permitted Leasehold Mortgagee thereunder in providing reasonable and customary written additional assurances to such Permitted Leasehold Mortgagee that such Permitted Leasehold Mortgagee’s rights and interests under this Lease will not be subject to interference or disturbance (which may include, without limitation, rights in favor of such Permitted Leasehold Mortgagee to enter into a new lease with Landlord upon substantially the same terms as this Lease in the event of a termination of this Lease or rejection of this Lease due to a bankruptcy of Tenant).

(x) Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right, from time to time and at any time, to pledge, mortgage, assign, convey or grant security interests in all or any part of Tenant’s Property at any Site to any Person (a “Tenant’s Property Security Party”) for purposes of evidencing and/or securing any financing of Tenant or its Affiliates. Landlord acknowledges that, as of the date of this Lease, certain of Tenant’s Property may be subject to security interests in favor of Tenant’s existing lenders (including the lender(s) or agent(s) therefor under Tenant’s First Lien Debt and/or Tenant’s Second Lien Debt), and that the grantee of any such currently existing security interests shall constitute a Tenant’s Property Security Party for purposes hereof. Any Tenant’s Property Security Party shall have the right to exercise its rights and/or remedies with respect to Tenant’s Property without the consent of Landlord. Further, in the event of a termination of this Lease by reason of an Event of Default (or Tenant’s right of possession hereunder) or any rejection of this Lease by Tenant in a bankruptcy of Tenant, Landlord shall permit a Tenant’s Property Security Party to enter the Premises for a reasonable period of time after such termination or rejection (as applicable) for purposes of removing from the applicable Site the Tenant’s Property in which such Tenant’s Property Security Party has a security interest. Landlord agrees, from time to time, to execute and deliver to Tenant or any Tenant’s Property Security Party (and to cause any Mortgagee of Landlord to execute and deliver), such reasonable and customary documents as any Tenant’s Property Security Party may require in order to evidence and/or secure the foregoing rights.

28.	MISCELLANEOUS PROVISIONS

(a) This Lease and all of the covenants and provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and the heirs, personal representatives, successors and permitted assigns of the parties.

(b) The titles and headings appearing in this Lease are for reference only and shall not be considered a part of this Lease or in any way to modify, amend or affect the provisions thereof.

(c) This Lease contains the complete agreement of the parties with reference to the leasing of the Premises, and may not be amended except by an instrument in writing signed by Landlord and Tenant.

(d) Any provision or provisions of this Lease which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and the remaining provisions hereof shall nevertheless remain in full force and effect.

(e) This Lease may be executed in one or more counterparts, and may be signed by each party on a separate counterpart, each of which, taken together, shall be an original, and all of which shall constitute one and same instrument.

(f) The term “Landlord” as used in this Lease shall mean only the owner or owners at the time in question of the Premises and in the event of any transfer of such title or interest, Landlord named in this Lease (and in case of any subsequent transfers, then the grantor) shall be relieved from and after the date of such transfer of all liability as respects Landlord’s obligations thereafter to be performed hereunder, provided that any funds in the hands of Landlord or the then grantor at the time of such transfer, in which Tenant has an interest, shall be delivered to the grantee. The obligations contained in this Lease to be performed by Landlord shall, subject as aforesaid, be binding on Landlord’s successors and assigns, only during their respective periods of ownership. If at any time during the Term of this Lease, the Landlord hereunder consists of more than one Person (whether as a result of a sale or transfer of fewer than all of the Sites by Landlord or otherwise), then the obligations and liabilities of all such Persons which comprise the Landlord hereunder shall be joint and several, and a single Person shall be appointed by Landlord to act on behalf of the Landlord hereunder (including for purposes of granting any approvals or consents contemplated or required hereunder) (a “Landlord Representative”), and Landlord shall provide written notice of the identity of such Landlord Representative to Tenant. In such event, wherever approval, consent, notice or delivery is required to be made by Landlord, such approval, consent, notice or delivery shall be effective and binding upon each of the Persons which comprise the Landlord if executed on behalf of the Landlord Representative; provided, however, upon Tenant’s request, a representative of each Person which comprises the Landlord shall execute such approval, consent, notice or delivery. Furthermore, if the Landlord consists of more than one Person, in each case where the Landlord under this Lease is required to perform any duties or obligations under this Lease, the performance of such duties and obligations by any Person which then comprises the Landlord under this Lease shall be deemed to satisfy such duties and obligations, regardless of whether each and every Person which comprises the Landlord performs the same.

(g) For all issues which are Site specific, this Lease shall be governed by and construed and enforced in accordance with and subject to the laws of the state where the Site is located, and for all issues which are not Site specific, the internal laws, without regard to conflicts of laws, of the State of Illinois shall govern.

(h) Any Claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Premises and not against any other assets, properties or funds of (1) Landlord or any director, officer, member, shareholder, general partner, limited partner, or direct or indirect member, partner, employee or agent of Landlord or any of its members (or any legal representative, heir, estate, successor or assign of any thereof), and (2) any predecessor or successor partnership, corporation or limited liability company (or other entity) of Landlord or any of its members, either directly or through Landlord or its predecessor or successor partnership, corporation of limited liability company (or other Person) of Landlord or its general partners, and (3) any other Person.

(i) Without the written approval of Landlord and Tenant, no Person other than Landlord (including its direct and indirect partners or members), Mortgagee, Tenant and their respective successors and assigns shall have any rights under this Lease.

(j) There shall be no merger of the leasehold estate created hereby by reason of the fact that the same Person may own directly or indirectly, (1) the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (2) the fee estate in the Premises. Notwithstanding any such combined ownership, this Lease shall continue in full force and effect until terminated by an instrument executed by both Landlord and Tenant.

(k) Whenever in this Lease either party is required to take an action within a particular time period, delays caused by acts of God, war, major Casualty, strike, labor shortage or other cause beyond the reasonable control of such party shall not be counted in determining the time in which such performance must be completed (except in the case of the obligation to pay money) so long as such party shall, promptly after becoming aware of the commencement of such delay, shall give the other party notice thereof and estimating the duration thereof.

(l) Landlord and Tenant each represent that they have dealt with no broker, finder or other Person who could legally charge a commission in connection with Landlord’s acquisition of the Land or with the Lease; provided, however, Landlord and Tenant acknowledge and agree that Landlord was introduced to the transaction by Patriot Capital Advisors, LLC which will be compensated by Tenant at closing.

(m) The parties hereto specifically acknowledge and agree that, notwithstanding any other provision contained in this Lease, it is the intent of the parties that their relationship hereunder is and shall at all times be that of landlord and tenant, and not that of partners, joint venturers, lender and borrower, or any other relationship other than that of a landlord and tenant.

(n) The parties hereto specifically acknowledge and agree that time is of the essence with regard to all obligations under this Lease.

(o) TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING, AND WITH RESPECT TO ANY CLAIM ASSERTED IN ANY SUCH

ACTION OR PROCEEDING, BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, ANY CLAIM OF INJURY OR DAMAGE, OR ANY EMERGENCY OR OTHER STATUTORY REMEDY WITH RESPECT THERETO.

(p) Not only are the Tenant’s obligations under this Lease joint and several, wherever notice or delivery of a certificate is required to be made by Tenant or a specified officer or representative of Tenant, such notice or certificate shall be effective and binding upon each of Solo Cup Operating Corporation, SF Holdings Group, Inc., and Solo Cup Company if executed by an officer or representative of any one of Solo Cup Operating Corporation, SF Holdings Group, Inc., or Solo Cup Company; provided, however, upon Landlord’s request, an officer or representative of each of Solo Cup Operating Corporation, SF Holdings Group, Inc., and Solo Cup Company shall execute such notice or certificate. Furthermore, in each case where the Tenant under this Lease is required to perform any duties or obligations under this Lease, the performance or satisfaction of such duties and obligations by any Person which then comprises the Tenant under this Lease shall be deemed to satisfy such duties and obligations, regardless of whether each and every Person which comprises the Tenant performs the same.

29.	PURCHASE PROCEDURE

(a) In the event of the purchase of the Premises or any Site by Tenant pursuant to paragraph 14, 30 or 32 of this Lease, Landlord need not transfer and convey to Tenant or its designee any better title thereto than that which was transferred and conveyed to Landlord, and Tenant (or its designee) shall accept such title, subject, however, to all Liens, exceptions and restrictions on, against or relating to the Premises or such Site and to all applicable laws, but free of the Lien of and security interest created by any and all Mortgages (unless expressly assumed by Tenant) and Liens, exceptions and restrictions on, against or relating to any of the Premises or such Site which have been created by or resulted from acts of Landlord, Landlord’s Mortgagee or any Person lawfully acting by or through either of them, unless the same were created with the consent of Tenant or as a result of a default by Tenant under this Lease or are otherwise the responsibility of the Tenant hereunder. Execution by Tenant of a consent to financing and a nondisturbance agreement pursuant to paragraph 27 shall not constitute the consent of Tenant to a mortgage or other Lien securing such financing for purposes of this paragraph 29.

(b) Upon the date fixed for any such purchase of the Premises or any Site pursuant to paragraph 14, 30, or 32 of this Lease, Tenant shall pay to Landlord or to any Person to whom Landlord directs payment, at Landlord’s address set forth above, or at any other place designated by Landlord in writing, the applicable purchase price therefor specified herein, in federal or other immediately available funds which at the time of such payment shall be legal tender for the payment of public or private debts in the United States of America, less any credits of the net awards or net proceeds allowed against the applicable purchase price pursuant to the provisions of paragraph 14, and Landlord shall concurrently deliver to Tenant or (if Landlord is so directed in writing by Tenant) to Tenant’s nominee or designee: (i) a special or limited warranty deed (or local equivalent) which describes any of the Premises, or such Site, as applicable, then being sold to Tenant and conveys and transfers the title thereto which is described in paragraph 29(a); (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any net proceeds or net award not yet received by Landlord, if applicable) then required to be transferred or sold by Landlord pursuant to this Lease, including a bill of sale, assignment of leases, assignment of intangibles and other documents of transfer similar to those delivered to Landlord in connection with its acquisition of the Premises and such other reasonable documents as may be necessary or proper for the issuance of title insurance; and (iii) any net award or net proceeds received by Landlord, if applicable, not credited to Tenant against the applicable purchase price and required to be delivered by Landlord to Tenant pursuant to this Lease. Any closing of the purchase of the Premises or any Site may, at the election of either party, be effected through a customary “New York Style” closing escrow established with a nationally recognized title insurance company reasonably acceptable to Tenant. Additionally, Landlord and Tenant shall execute an amendment to this Lease to reflect any change in the Premises and Rent rendered necessary as a result of such purchase. Tenant shall pay all charges incident to such conveyance and transfer, including Landlord’s counsel fees, escrow fees, recording fees, title insurance premiums and all applicable federal, state and local real estate transfer taxes or deed stamps which may be incurred or imposed by reason of such conveyance and transfer and/or by reason of the delivery of said deed and other instruments. Only upon the completion of Tenant’s (or, in the case of an EAP Sale, the relevant third party’s) purchase of all of the Premises, including all Sites, but not prior thereto, this Lease and all obligations hereunder shall terminate (including the obligations to pay Rent) pursuant to this paragraph 29, except any obligations and liabilities of Tenant, actual or contingent, under this Lease, which (a) arose on or prior to such date or purchase or (b) survive termination of this Lease. In the event that the completion of such purchase shall be delayed other than through the sole fault of Landlord, then the applicable purchase price payable by Tenant upon the purchase of the Premises or any Site pursuant to any provisions of this Lease shall, at Landlord’s sole option, be determined as of the actual date of such purchase by Tenant, provided that Tenant shall have paid to Landlord all Rent due and payable hereunder to and including such date. Any prepaid Fixed Rent or other prepaid sums paid to Landlord shall be prorated as of the date the purchase is completed, and the prorated unapplied balance shall be deducted from the applicable purchase price due to Landlord.

(c) No apportionment of any Impositions shall be made upon such purchase, Tenant being liable for payment thereof during the Term as Tenant and being liable thereafter as owner.

(d) In the event of the purchase of the Premises or any Site by Tenant pursuant to any provision of this Lease, Tenant shall, on the date of the closing of such purchase, pay to Landlord (in addition to payment of the applicable purchase price) all Rent and other sums then due and owing by Tenant to Landlord hereunder relating to the property purchased through the date of the closing of such purchase.

30.	ECONOMIC ABANDONMENT

(a) During the Term and subject to the limitations set forth herein, if one or more of the Sites becomes uneconomical or unsuitable for continued use in Tenant’s business as determined by Tenant, Tenant may seek to terminate the Lease with respect to the uneconomical Site or Sites (such Site, including the Improvements thereon, being herein called the “EAP”) in accordance with the provisions of this paragraph 30. From time to time during the Term and provided no Event of Default has occurred and is continuing, if Tenant shall determine in good faith and deliver to Landlord a certificate signed by an authorized officer of Tenant certifying that (i) an EAP is uneconomical or unsuitable for continued use and occupancy by Tenant in

Tenant’s business at such EAP is no longer consistent with either the business operation or business strategy of Tenant, and (ii) Tenant has determined to abandon the use at such EAP, then Tenant may give Landlord not less than 90 calendar days prior written notice (“EAP Notice”) that Tenant intends to either (i) substitute a like kind property for the EAP in accordance with the provisions of subparagraph 30(b) below (herein “EAP Substitution”), or (ii) arrange a sale of the EAP (herein, “EAP Sale”) in accordance with the provisions of subparagraph 30(c) below. The EAP Notice shall specify whether an EAP Substitution or EAP Sale (but not both) is intended for each EAP.

(b) In the case of an EAP Substitution, (i) Tenant shall identify and notify Landlord in writing of a substitute property (including the land, equipment, buildings and improvements, collectively, the “Substitute Parcel”), which Substitute Parcel must have a fair market value as determined by an independent appraisal report prepared by an independent appraiser approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed, (herein “Appraisal Report”), equal to or greater than the Calculated Site Price for such EAP, (ii) the condition of title and the environmental condition for the Substitute Parcel must be satisfactory to Landlord, and (iii) upon completion of a substitution, the Substitute Parcel will be owned by Landlord and be encumbered by this Lease and title to the EAP will pass to Tenant or its designee in accordance with paragraph 29 above. As of the date of substitution, the Substitute Parcel (1) must have a useful life no less than the EAP as of the date of substitution, (2) must be occupied and in current use by Tenant, or will be as of the date of the EAP Substitution (subject, in each case, to the performance of any improvements and/or alterations necessary for Tenant’s business thereat, and other reasonable start-up procedures), at a location in the United States, and (3) be otherwise acceptable to Landlord. Such Substitute Parcel will be substituted for the EAP (which is the subject of such EAP Notice) subject to and in accordance with the requirements set forth below.

Tenant may not elect to substitute a Substitute Parcel for the EAP which is the subject of such EAP Notice unless Tenant provides to Landlord:

(i) an Appraisal Report indicating that the fair market value of the Substitute Parcel is equal to or greater than the Calculated Site Price for such EAP, and that the utility and remaining useful life of the Substitute Parcel are not less than utility and remaining useful life of the EAP being substituted immediately prior to such substitution, and is not in a state or locality having franchise, income, transfer or other taxes which Landlord will be required to pay as a result of the proposed EAP Substitution that are greater than those payable in the jurisdiction in which the EAP sought to be substituted is located and which are not paid or payable by Tenant hereunder, unless Tenant agrees to make Landlord whole for Landlord’s payments of such amounts;

(ii) a special or limited warranty deed, in form and substance reasonably acceptable to Landlord (the “Substitution Deed”), duly executed and acknowledged by Tenant or the then-title holder, conveying to Landlord good and marketable fee simple title to the land, equipment, buildings and improvements comprising the Substitute Parcel, subject only to encumbrances approved by Landlord in its sole discretion;

(iii) an amendment to this Lease, duly executed by Tenant providing for the lease of the Substitute Parcel by Landlord to Tenant upon all of the same terms and conditions set forth in this Lease (including the amount of Fixed Rent) for the then remaining Term of this Lease and amending, as required, the Exhibits to this Lease;

(iv) a Memorandum of Lease amendment and any assignment thereof with respect to the lease amendment described in clause (iii) above, duly executed and acknowledged by Tenant and in proper form for recording;

(v) an opinion(s) of counsel, which counsel and opinions must be reasonably satisfactory to Landlord in its sole discretion, confirming the continued validity and enforceability of any amendments to the Lease and confirming that Tenant has all necessary authority and has obtained all consents (excluding from Landlord or its Mortgagee) necessary to replace such EAP with the Substitute Parcel, that the documents delivered to effect such substitution have been duly authorized and validly executed by Tenant and constitute the legal, valid and binding obligations of Tenant, enforceable against Tenant in accordance with their respective terms, subject to customary carve-outs, which opinion shall be in a form and substance satisfactory to Landlord in its sole discretion;

(vi) endorsements reasonably satisfactory to Landlord to Landlord’s title insurance policies or new policies insuring Landlord’s and title and interest in and to such Substitute Parcel in an amount at least equal to the fair market value thereto as determined by the Appraisal Report, together with such endorsements to such title policies as Landlord may require, subject only to such items as shall have been approved in writing by Landlord in its sole discretion;

(vii) an ALTA “as-built” survey (in paper and electronic form, if available) of the Substitute Parcel prepared by a licensed surveyor and reasonably acceptable to Landlord, certified to Landlord and the title insurance company issuing the endorsements or policies required under the immediately preceding clause (vi);

(viii) an environmental site assessment with respect to the Substitute Parcel by a firm acceptable to Landlord, indicating that the Substitute Parcel is in compliance with the Environmental Laws, and is otherwise reasonably satisfactory to Landlord or, if the Premises are then covered by an environmental insurance policy, a binder to such policy including the Substitute Parcel within the coverage of such environmental insurance policy, in a form acceptable to Landlord;

(ix) receipt of sufficient funds to pay any and all transfer taxes, recording fees, mortgage recording taxes, transfer or application fees and similar charges and all of Landlord’s and Mortgagee’s costs, fees and expenses (including attorney’s fees, due diligence costs, and title insurance premiums and charges) incurred in connection with such substitution;

(x) an opinion of tax counsel selected by Landlord and reasonably acceptable to Tenant confirming that such substitution constitutes a tax-free exchange to Landlord (without recognition of boot, other than and specifically excluding the substitution fee set forth in clause (ix) above) and shall not cause this Lease to fail to be a true lease for federal income tax purposes or otherwise cause Landlord to suffer or incur any material adverse tax consequences as a result of the substitution of the Substitute Parcel;

(xi) a covenant and undertaking (“EAP Undertaking”) from Tenant, in form acceptable to Landlord, pursuant to which Tenant (1) represents and warrants that Tenant is permanently abandoning such EAP, (2) covenants to vacate such EAP within three (3) months of Landlord’s approval of such EAP Substitution, (3) covenants not to reopen such EAP or otherwise utilize such EAP within five (5) years of the date of substitution, and (4) acknowledges and agrees that a breach or violation of such EAP Undertaking shall be an immediate Event of Default under this Lease; and

(xii) such other documents or instruments (similar to those mutually provided upon the execution of this Lease), including, without limitation, insurance certificates as Landlord may reasonably request to insure the continued validity and enforceability of this Lease, as amended.

In the event that clause (x) above cannot be satisfied because the substitution is not a tax-free exchange to Landlord or results in a reduction, denial or deferral of any or all of the tax deductions otherwise available to Landlord, Tenant nevertheless will be permitted to substitute a Substitute Parcel for the EAP, provided that on the date of the closing of such substitution Tenant pays to Landlord an amount, in addition to all other amounts then due and payable hereunder, which on an after-tax basis makes Landlord whole for the tax liability resulting from such substitution and/or the loss, reduction or deferral of tax deduction resulting from such substitution.

The parties agree that an EAP Substitution may be effected by substituting one or more Sites for a single Substitution Parcel, or by substituting a single Site for one or more Substitution Parcels, or by substituting multiple Sites for multiple Substitution Parcels (i.e., an EAP Substitution need not consist of a substitution of a single Site for a single Substitution Parcel), as long as the criteria set forth in this paragraph 30(b) are collectively satisfied with respect to all such Sites and all such Substitution Parcels which are the subject of the applicable EAP Substitution.

(c) In the case of an EAP Sale, Tenant must arrange the sale of the EAP on behalf of Landlord (i) for a price not less than the Calculated Site Price for such EAP and (ii) otherwise in accordance with purchase procedures set forth in paragraph 29. Upon the sale of the EAP, Tenant shall deliver a EAP Undertaking to Landlord for such EAP and Fixed Rent for the remainder of the Lease shall be reduced by the amount of the Site percentage for such EAP set forth on Exhibit G. If Landlord elects not to accept an EAP Sale, the Lease with respect to such EAP will terminate and Fixed Rent for the remainder of the Lease shall be reduced by the amount of the Site percentage for such EAP set forth on Exhibit G.

(d) Notwithstanding the foregoing, during the Term Tenant shall not be permitted to: (i) arrange more than two (2) EAP Sales, or (ii) arrange EAP Sales having an aggregate value of more than $30,000,000 (based upon the Calculated Site Prices for the EAP(s) being sold). There shall be no limitation, however, on the number or value of EAP Substitutions which may be undertaken or effected by Tenant during the Term.

(e) Concurrently with an EAP Substitution, EAP Sale, or termination of this Lease with respect to an EAP (pursuant to paragraph 30(c) above), in addition to the foregoing, but without duplication, Landlord and Tenant shall execute an amendment to this Lease to reflect such changes in the Premises, Fixed Rent, and Exhibits in a form reasonably acceptable to

Landlord and Tenant. In addition, any EAP Substitution or EAP Sale, as applicable, shall be conditioned upon (i) receipt of an engineering report for any Substitute Parcel (in the case of EAP Substitution) in form and substance satisfactory to Landlord, (ii) rating agency confirmation that any EAP Substitution will not result in the downgrade, withdrawal or qualification of any securities secured by the Premises, and (iii) such additional legal opinions required by any Mortgagee. Tenant shall pay all charges incident to any transaction pursuant to this paragraph 30, including Landlord’s attorneys’ fees and expenses together with all prepayment fees and expenses solely with respect to the applicable Site, including attorneys’ fees and expenses due any Mortgagee, arising out of such transaction.

31.	CAPITAL EXPENDITURES

(a) Tenant shall spend or incur on Capital Expenditures (as hereinafter defined) a minimum of (the “Minimum Capital Expenditures Requirement”): (a) $20,000,000 in the period from the Commencement Date through the end of the 2009 calendar year (the “Initial Period”) and (b) $8,000,000 for each calendar year thereafter, which amount payable in such calendar years subsequent to the Initial Period shall increase, but not decrease, annually by the increase (if any) in the Consumer Price Index over the immediately preceding twelve month period. For purposes hereof, the term “Capital Expenditures” shall mean, collectively: (1) any expenditures which are, under GAAP, capital in nature and which are spent or incurred for the benefit of any of the Sites, including, without limitation, property and equipment repairs, replacements and maintenance of property (in each case, whether undertaken with respect to any of the Sites, Improvements or Equipment - Landlord themselves or any Tenant’s Property thereat), (2) the fair market value of any equipment, machinery or other property transferred to any of the Sites from any other facilities of Tenant or its Affiliates, (3) capital expenditures that benefit all or a substantial number of the facilities of Tenant and/or its Affiliates (including costs incurred in connection with computer systems, applications and products) (the expenditures described in this clause (3) are referred to as “Corporate Capital Expenditures”); a pro rata share of which Corporate Capital Expenditures (allocated on the basis of the Sites’ contribution (expressed as a percentage) to Tenant’s North American manufacturing production relative to all of Tenant’s North American facilities) shall be allocated to the Minimum Capital Expenditure Requirement for the Sites hereunder; provided, however, that the maximum amount incurred for Corporate Capital Expenditures that may be applied against the Minimum Capital Expenditure Requirement for any period shall be forty percent (40%) of the Minimum Capital Expenditures Requirement for the applicable period; provided further, that if Tenant spends or incurs in excess of 40% of the Minimum Capital Expenditures Requirement on Corporate Capital Expenditures for any period under the Lease, the overage will be credited against the Minimum Capital Expenditures Requirement for the next succeeding period(s) under the Lease (subject, in each such period, to the 40% cap set forth above) until the full amount of such overage is fully exhausted. Capital Expenditures shall not include expenditures to the extent the same are incurred for purposes of: (1) remediating, cleaning up or otherwise disposing of Hazardous Materials at the Sites, or (2) curing any non-compliance of the Sites with any Legal Requirements, whether in effect as of the date hereof or subsequently enacted or amended; provided, however, that any expenditures relating to the alteration of Tenant’s Property directly used in manufacturing or producing specific product(s) due to a change in Legal Requirements relating to such products enacted after the date of this Lease may be included in Capital Expenditures.

(b) If Tenant spends or incurs less than the Minimum Capital Expenditures Requirement for any applicable period, and such shortfall is not cured within six (6) months after the expiration of such period, then Tenant shall be required to pay the amount of such shortfall to Landlord in one (1) installment of Additional Rent due under this Lease, which payment shall be due on the next Adjustment Date (i.e., July 1) of the applicable calendar year. To the extent that Tenant spends or incurs more than the Minimum Capital Expenditures Requirement with respect to any applicable period, then the overage will be credited against the Minimum Capital Expenditures Requirement for the next succeeding period(s), until the full amount of such overage is fully exhausted.

(c) Notwithstanding anything to the contrary contained in this paragraph 31, if following the expiration of the Initial Period Tenant has a Lease Adjusted Debt to Consolidated EBITDAR ratio of less than 6.0:1 for any trailing twelve month period (determined in arrears on a calendar-year basis as more fully described below (the “Capital Expenditures Waiver Test”)), and provides reasonable evidence thereof to Landlord, the Minimum Capital Expenditures Requirement will be waived for the applicable calendar year (as provided below). The determination as to whether Tenant has satisfied the Capital Expenditures Waiver Test shall be made annually, on a calendar year basis, in arrears, within thirty (30) days after the date on which Tenant’s annual 10-K report for the immediately preceding calendar year is filed with the SEC (or Tenant’s then equivalent audited annual financial statement, if Tenant does not then file a 10-K with the SEC). For example (but not limitation), the determination as to whether the Capital Expenditures Waiver Test has been satisfied for calendar year 2011 (and therefore whether Tenant will be required to spend or incur the Minimum Capital Expenditures Requirement for calendar year 2011) will be made within thirty (30) days after Tenant files its 10-K with the SEC for calendar year 2010. From time to time (but no more than four times during the Term), Landlord agrees to negotiate with Tenant in good faith Capital Expenditures terms that are more favorable to Tenant than those set forth in this paragraph 31, as the business units and operations of Tenant and its Affiliates experience material positive changes, as determined by Landlord in its sole and absolute discretion.

32.	REFUSAL RIGHT

(a) So long as no Event of Default then exists (unless, solely for the purposes of this paragraph 32, such Event of Default is waived in writing by Landlord, Landlord having no obligation to do so) at any time during the Term, but subject to the termination as set forth below, in the event Landlord, in its sole discretion, determines to offer the Premises for sale to one or more third parties, Tenant shall have the right to purchase the Premises upon the terms and conditions set forth in this paragraph 32. Landlord shall not sell the Premises without first complying with this paragraph 32; provided that Tenant shall have absolutely no right to force or otherwise cause Landlord to offer the Premises for sale.

(b) During the Term, if Landlord elects to offer the Premises for sale, Landlord shall notify (“RR Notice”) Tenant in writing of such event. The date such notice is given is herein called the “RR Notice Date”. The RR Notice shall set forth the all-cash price (the “RR Price”) at which Landlord intends to offer the Premises for sale, together with the other material terms and conditions of such offer (the “RR Offer”), and shall be certified as true and accurate by Landlord. Tenant shall have no right to determine the RR Price or other terms and conditions set forth in the RR Offer. Tenant shall have the right, at its option, exercisable as hereinafter provided, to purchase the Premises in accordance with the terms of paragraph 29 and for the RR Price and on the same terms and conditions set forth in the RR Offer. Tenant’s right to elect to purchase the Premises pursuant to the RR Offer shall be in Tenant’s sole discretion and Landlord shall have no right to require Tenant to purchase the Premises.

(c) Tenant shall exercise its right to purchase the Premises, if at all, by delivering written notice of such election (“RR Exercise Notice”) to Landlord on or before the date which is 30 calendar days following the RR Notice Date. If Tenant delivers a RR Exercise Notice to Tenant, Tenant shall close a purchase of the Premises on an all-cash basis at the RR Price and on the terms and conditions set forth in the RR Offer on the day sixty (60) calendar days after the date on which Tenant delivers the RR Exercise Notice to Landlord (unless such date is not a Business Day, in which case the closing shall take place on the first Business Day following such date) or any other earlier date mutually agreeable to Landlord and Tenant, and otherwise in accordance with paragraph 29 above.

(d) If Tenant does not timely exercise its right with respect to any RR Notice, Landlord shall have 12 months to sell the Premises to any third party willing to purchase the Premises upon terms no more favorable to such third party than the terms offered to Tenant in the RR Offer other than the all-cash price, which price cannot be less than 95% of the RR Price. In the event of any sale to a third party in accordance with the requirements of this paragraph 32, upon the closing of such purchase, Tenant’s right to purchase the Premises pursuant to this paragraph 32 shall be deemed to automatically expire with respect to the Premises, and Tenant, at Landlord’s request, shall promptly execute and deliver to Landlord an instrument releasing and quitclaiming any and all interest Tenant would otherwise have under this paragraph 32 to the purchaser of the Premises. If no closing of such purchase occurs within such 12 months, Tenant’s right to purchase the Premises pursuant to this paragraph 32 shall be reinstated. Should Landlord desire to enter into an agreement which decreases the all-cash purchase price for the Premises to an amount less than 95% of the RR Price or is otherwise more favorable to such third party by providing material economic terms not offered to Tenant in the respective RR Notice, such as providing seller financing, then prior to entering into such agreement Landlord shall provide a new RR Notice to Tenant setting forth and certifying to the terms of the new RR Offer. Tenant shall have the right to exercise the right to purchase the Premises as to such new RR Offer in the manner provided in this paragraph 32.

(e) If an Event of Default under this Lease has occurred or is continuing at the time of the closing date for the sale to Tenant under this paragraph 32, Landlord may, at Landlord’s option, terminate Tenant’s right and obligation to purchase the Premises pursuant to this paragraph 32. Tenant’s failure to close the purchase of the Premises on the closing date shall be an Event of Default under this Lease.

(f) Landlord shall not accept any unsolicited offers to sell the Premises without first complying with the provisions of this paragraph 32, if still applicable, including providing the RR Notice to Tenant and the opportunity for Tenant to exercise its right to purchase the Premises.

(g) Tenant’s right to purchase the Premises pursuant to this paragraph 32 shall not apply to: (1) acquisition of the Premises, or any portion thereof, by a third party in a condemnation proceeding or a conveyance in lieu of condemnation, (2) any conveyance resulting from the foreclosure of a Mortgage or other instrument encumbering the Premises, or any deed (or transfer or other form of conveyance or assignment) given or made in lieu of such foreclosure; (3) any transfer by Landlord to any of its members; (4) any transfer between or among members in Landlord; and (5) any transfer to an Affiliate of Landlord; provided, however, Tenant’s right to purchase the Premises under this paragraph 32 shall survive any such conveyance or transfer under clause (1) to the extent the Premises are not so condemned or transferred pursuant to a proceeding in lieu thereof, and shall survive any such conveyance or transfer under clauses (2), (3), (4), and (5).

(h) The Memorandum of Lease to be recorded pursuant to paragraph 24 shall also memorialize Tenant’s right to purchase the Premises pursuant to this paragraph 32. Subject to the following sentence, Landlord represents and warrants to Tenant that Tenant’s right to purchase the Premises pursuant to this paragraph 32 shall have priority over and be superior to any Mortgage, and Landlord shall not permit any Mortgage to be recorded prior to recording the Memorandum of Lease hereunder. Tenant agrees to subordinate such rights to the extent required by a Mortgagee upon such Mortgagee’s request, so long as such Mortgagee agrees to recognize Tenant’s rights under this paragraph 32 provided that no Event of Default is then continuing.

33.	STATE SPECIFIC PROVISIONS

a. The following provisions shall apply with respect to any Site located in the State of Georgia:

(i) The following are added to the definition of Environmental Laws in paragraph 26(b):

“the Georgia Hazardous Site Response Act, O.C.G.A. § 12-8-90 et seq., the Georgia Comprehensive Solid Waste Management Act, O.C.G.A. § 12-8-20 et seq., the Georgia Hazardous Waste Management Act, O.C.G.A. §12-8-60 et seq., the Georgia Oil Hazardous Material Spills or Releases Act, O.C.G.A § 12-14-1 et. Seq., the Georgia Water Quality Control Act, O.C.G.A § 12-5-20 et seq., the Georgia Underground Storage Tank Act, O.C.G.A § 12-13-01 et seq.”

b. The following provisions shall apply with respect to any Site located in the State of Texas:

(i) TENANT WAIVES ALL RIGHTS UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS IT NOW EXISTS, OR AS IT MAY BE INTERPRETED, AMENDED, OR SUCCEEDED, AND TENANT STIPULATES THAT IT UNDERSTANDS THE CHARGES AND THE METHODS FOR COMPUTING AND ALLOCATING THE CHARGES ASSESSED IN THIS LEASE AND THAT THE METHODS ALLOW THE CHARGES TO BE COMPUTED AND ALLOCATED WITH REASONABLE CERTAINTY.

(ii) TENANT HEREBY WAIVES ITS STATUTORY LIEN UNDER SECTION 91.004 OF THE TEXAS PROPERTY CODE.

(iii) The first sentence of the definition of Excluded Taxes is deleted and replaced with the following:

““Excluded Taxes” means any income or franchise taxes based upon, measured by, or calculated with respect to net income or profits (but not including any franchise or margin tax based upon gross receipts (including Rent) from the Sites), inheritance, estate, succession, transfer or any similar taxes, or other taxes which are applicable to Landlord’s general or net income (as opposed to taxes specific to rents, receipts or income attributable to ownership of or operations solely at the Sites), net worth or capital.”

(iv) The following is added in Paragraph 6(c) following the phrase “occupational license tax” and before the phrase “or a franchise tax”:

“margin tax”

(v) The following is added in Paragraph 6(c) following the phrase “discharge the same” and before the phrase “it being the intention”:

“or to reimburse Landlord for payment”

(vi) The following language is added at the end of the second sentence of paragraph 11(a):

“(INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING FROM ANY ACT OR OMISSION, ACTUAL OR ALLEGED NEGLIGENCE, OR STRICT LIABILITY OF LANDLORD PARTIES).”

(vii) The following language is added at the end of the last sentence of paragraph 11(B):

“OR BY THE ACTUAL OR ALLEGED ACT OR OMISSION OF ANY LANDLORD PARTY (INCLUDING CLAIMS ARISING FROM THE ACTUAL OR ALLEGED NEGLIGENCE OR STRICT LIABILITY OF ANY LANDLORD PARTY.)”

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have hereunto set their hands under seal on the day and year first above written.

LANDLORD:

WITNESS:		iSTAR SCC DISTRIBUTION CENTERS LLC, a Delaware limited liability company

/s/ Wendy D. Forshay		By:	/s/ Samantha K. Garbus
Name:	Wendy D. Forshay	Name:	Samantha K. Garbus
		Title:	Authorized Representative

/s/ Kenneth Sam-Bouharie
Name:	Kenneth Sam-Bouharie

TENANT:

WITNESS:		SOLO CUP OPERATING CORPORATION, a Delaware corporation

/s/ Tina DeAragon		By:	/s/ Robert D. Koney
Name:	Tina DeAragon	Name	Robert D. Koney
		Title:	EVP & CFO

/s/ Kim Frankovich		SF HOLDINGS GROUP, INC., a Delaware corporation
Name:	Kim Frankovich	By:	/s/ Robert D. Koney
		Name	Robert D. Koney
		Title:	EVP & CFO

SOLO CUP COMPANY, a Delaware corporation

		By:	/s/ Robert D. Koney
		Name	Robert D. Koney
		Title:	EVP & CFO

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